UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

IDENTIVE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IDENTIVE GROUP, INC.

NOTICE OF

2011 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2011

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Identive Group, Inc. (the “Company”), a Delaware corporation, to be held on June 6, 2011, at 10:00 a.m., local time, at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110, for the following purposes:

1.	To elect three Class I directors to serve until the expiration of the term of the Class I directors or until their successors are duly elected and qualified or until they are removed or resign;

2.	To approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 110,000,000 to 130,000,000 shares;

3.	To approve the Company’s 2011 Incentive Compensation Plan;

4.	To approve the Company’s 2011 Employee Stock Purchase Plan;

5.	To ratify the appointment of Deloitte & Touche GmbH, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending December 31, 2011; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors of the Company recommends that you vote “FOR” the approval of each of the proposals outlined above and as more fully described in the accompanying Proxy Statement.

Only stockholders of record at the close of business on April 18, 2011 are entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the U.S. headquarters of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date, and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors of

Identive Group, Inc.

Melvin Denton-Thompson

Chief Financial Officer and Secretary

Ismaning, Germany

April 21, 2011

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD. THANK YOU FOR ACTING PROMPTLY.

IDENTIVE GROUP, INC.

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of the Company is furnishing this Proxy Statement to you in connection with the solicitation of proxies for use at our 2011 Annual Meeting of Stockholders to be held on June 6, 2011, at 10:00 a.m., local time, at the offices of Greenberg Traurig LLP, One International Place, Boston, Massachusetts 02110, or any adjournment(s) or postponement(s) thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of our 2011 Annual Meeting of Stockholders.

Important Notice Regarding Internet Availability of Proxy Materials and Annual Report

Pursuant to the rules of the SEC, the Company is providing access to our proxy materials, including this Proxy Statement, together with a notice of the meeting and our Annual Report, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide stockholders with instructions regarding how to:

•	View the proxy materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send future proxy materials to stockholders electronically by email.

Choosing to receive the future proxy materials by email will save the Company the cost of printing and mailing documents to our stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the proxy materials by email will remain in effect until such stockholder terminates the request.

We will begin mailing the Notice of Internet Availability of Proxy Materials on or before April 25, 2011 to all our stockholders entitled to Notice of and to vote at the Annual Meeting. Our proxy materials, including this Proxy Statement, will also be available on or before April 26, 2011 on the website referred to in the Notice of Internet Availability of Proxy Materials.

Record Date

Our Board of Directors has fixed the close of business on April 18, 2011 as the record date (the “Record Date”) for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Shares Outstanding

As of April 18, 2011, we had issued and outstanding 48,075,789 shares of Common Stock, par value $0.001 per share. In the U.S., our Common Stock is listed on the NASDAQ Global Market (symbol: “INVE”) and in Germany on the Frankfurt Stock Exchange (symbol: “INV”).

Quorum

The required quorum for the transaction of business at the Annual Meeting is one-third (1/3) of the shares of our Common Stock issued and outstanding as of the Record Date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the Annual Meeting will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the Annual Meeting with respect to any such matter.

Voting Rights and Vote Required

Each stockholder of record on the record date will be entitled to one vote per share of Common Stock held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the Annual Meeting.

Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of the nominees for director. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock. The affirmative vote of a majority of the votes cast is required to approve the adoption of our 2011 Incentive Compensation Plan, to approve our 2011 Employee Stock Purchase Plan, and to ratify the appointment of Deloitte & Touche GmbH, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2011.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Procedures

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered the “stockholder of record” with respect to those shares. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can bring your proxy card or vote using the ballot provided at the meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the “beneficial owner” of shares held in street name. Because a beneficial owner is not a stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote those shares at the meeting. If you wish to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or nominee to obtain a legal proxy.

If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy as follows:

•	Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

•	Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card if the stockholder received a printed set of the proxy materials.

•

Mail. A stockholder that received a printed set of the proxy materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the proxy materials .

You are urged to specify your choices on the proxy submitted by Internet, telephone or mail. If you are a stockholder of record and you submit a proxy, whether in person, by mail, by telephone or over the Internet, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted “FOR” all proposals, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on your behalf on matters to be considered at the meeting.

Abstentions; Broker Non-Votes

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche GmbH as the independent auditor of our company for the fiscal year ending December 31, 2011. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that this year the rules regarding how brokers, banks, or other nominees may vote your shares have changed. As a result, brokers, banks and other nominees may no longer use discretionary authority to vote shares on the election of directors, the proposed amendment to our Certificate of Incorporation, the proposal to approve our 2011 Incentive Compensation Plan, or the proposal to approve our 2011 Employee Stock Purchase Plan if they have not received specific voting instructions from their clients. For your vote to be counted on these proposals, you now will need to communicate your voting decisions to your broker, bank , or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have not effect on the proposal to elect directors, the proposal to approve our 2011 Incentive Compensation Plan, the proposal to approve our 2011 Employee Stock Purchase Plan, or the proposal to ratify Deloitte & Touche GmbH as the Company’s independent auditor, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote. For the proposal to approve an amendment to our Certificate of Incorporation, where the vote required is a majority of the outstanding shares of Common Stock, abstentions and broker non-votes are equivalent to a vote cast “against” the proposal.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or regular employees without additional compensation.

Revocability of Proxies

Your proxy is revocable at any time before it is voted at the Annual Meeting either by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you have executed and returned a proxy and are present in person at the Annual Meeting and wish to vote at the Annual Meeting, you may elect to do so by notifying the Inspector of Elections, thereby suspending the power of the proxy holders to vote the proxy previously delivered by you. Attendance at the Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was made available to stockholders with or preceding this Proxy Statement, contains financial and other information about our company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or Exchange Act.

Through our website, www.identive-group.com, we make available free of charge all of our SEC filings, including our proxy statements (including this Proxy Statement), our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 Reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Section 13(a), 15(d), or 16 of the Exchange Act.

We will also provide, without charge to each stockholder of record as of the record date, copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, this Proxy Statement, and the related proxy card. Requests for copies may be made in writing directed to our executive offices at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, attn: Investor Relations, or by telephone at (949) 553-4251, or by e-mailing us at info@identive-group.com.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy materials for the 2012 Annual Meeting must be received at Identive Group, 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary, by December 27, 2011, before we begin to print and send our proxy materials for the 2012 Annual Meeting.

In addition, our bylaws establish an advance notice procedure with regard to nominations for the election of directors and business proposals to be brought before an Annual Meeting of stockholders by any stockholder (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). Such a proposal will be considered at the 2012 Annual Meeting if we receive notice of such proposal at Identive Group, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Secretary, not later than February 25, 2012 nor earlier than January 26, 2012, except that if the date of the Annual Meeting for 2012 is changed by more than 30 calendar days from the anniversary date of this Annual Meeting statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter (other than with notices regarding nominations for the election of directors) the stockholder proposes to bring before the 2012 Annual Meeting: (i) a brief description of the business desired to be brought before the 2012 Annual Meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. For a description of the notice requirements regarding nominations for the election of directors, see the section entitled “Policy for Director Recommendations and Nominations” below.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Our Board of Directors is divided into three director classes with staggered three-year terms. Currently there are seven directors and one vacancy on the Board of Directors. Three directors serve in Class I (whose terms expire at this Annual Meeting), three directors serve in Class II (whose terms expire at the 2012 Annual Meeting) and one director serves in Class III (whose term expires at the 2013 Annual Meeting).

The nominees elected at the Annual Meeting will serve for a term ending on the date of the third Annual Meeting after their election when their successors have been elected and duly qualified, or upon the date of their earlier resignation or removal.

Set forth below is information about directors nominated for election at the Annual Meeting and each of the other incumbent directors:

Name	Age(1)	Position	Director Since
CLASS I DIRECTORS
Steven Humphreys	50	Lead Independent Director	1996
Dr. Hans Liebler	41	Director	2008
Daniel S. Wenzel	32	Director	2010

CLASS II DIRECTORS
Ayman S. Ashour	50	Chief Executive Officer and Chairman of the Board	2010
Lawrence Midland	68	Executive Vice President and Director	2009
Simon Turner	58	Director	2000

CLASS III DIRECTORS
Bernard C. Bailey	57	Director	2011

(1)	Ages shown are as of April 30, 2011

NOMINEES

The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has proposed, that Steven Humphreys, Dr. Hans Liebler and Daniel S. Wenzel be elected as Class I directors at the Annual Meeting. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for Messrs. Humphreys, Liebler and Wenzel, who currently serve as Class I directors of the Company. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holders named in the enclosed proxy will be voted for any nominee who is subsequently designated by the Board of Directors to fill the vacancy. We do not expect, however, that Mr. Humphreys, Dr. Liebler or Mr. Wenzel will decline to serve as a director at the Annual Meeting, as each has agreed to serve if elected.

BUSINESS EXPERIENCE OF DIRECTORS

Class I Directors Nominated for Election at the 2011 Meeting

Steven Humphreys has served as a director of the Company since July 1996 and as Lead Director since May 2010. Currently Mr. Humphreys serves as a member of the Audit and Compensation Committees of the Board. Previously he also served as Chairman of the Board of Directors from April 2000 to March 2007 and from July 1996 to December 1996. Mr. Humphreys also has served as an executive officer of the Company, as President from July 1996 to December 1996 and as President and Chief Executive Officer from December 1996 to April 2000. From October 2008 until its acquisition by SMSC in February 2010, Mr. Humphreys served as Chief Executive Officer and President of Kleer Corporation, a maker of wire audio technology. From October 2001 to October 2003, he served as Chairman of the Board and Chief Executive Officer of ActivCard Corporation (now called ActivIdentity), a publicly-listed company until December 2010 and a provider of digital identity solutions, for which he also served as a director from March 2008 until December 2010. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Since October 2003, Mr. Humphreys also has served as Chairman of Industrial Wonders, Inc., an acquirer and developer of technologies for broad-based applications of robotics, service automation, security and biotechnology. Currently, Mr. Humphreys also serves as a director of Giraff Technologies AB, a communications robotics device company, and is Chairman of Organ-I, Inc, a developer of biomarker-based diagnostics. He also is a limited partner and advisor to several venture capital firms. Additionally, Mr. Humphreys was elected to the school board of the Portola Valley Public School District in 2007, and has served on the board of Summit Preparatory Public Charter High School since 2003. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University. He brings his experience as an executive officer at several technology companies and his knowledge of the U.S. investment markets to the Board.

Dr. Hans Liebler has served as a director of the Company since June 2008 and currently he serves as a member of the Audit and Nominating Committees of the Board. Since July 2006, Dr. Liebler has served as a partner of Lincoln Vale European Partners, an investment management company that he helped found which is focused on strategic long-term investments in European small- and mid-cap companies, and which currently is a large stockholder of the Company. Currently, he also serves on the investment committee of Lincoln Vale and is Vice Chairman of the supervisory board of Augusta AG and of Investunity AG, as well as a member of the supervisory board of Mercatura Cosmetics AG and autowerkstattgroup N.V. From September 2002 to July 2006, Dr. Liebler managed an investment fund he had conceived for Allianz AG, applying a private equity approach to European publicly listed companies. Previous to this, from September 1996 to September 2002, he worked as a management consultant for McKinsey & Company, initially in the company’s Madrid and New York offices and subsequently as co-leader of McKinsey’s German Corporate Finance practice. From 1993 to 1995, Dr. Liebler was an investment banker for S.G. Warburg in London. Since 1998, Dr. Liebler has also served as an adjunct professor at the European Business School in Germany. He holds a Master’s degree in Business Administration from the University of Munich in Germany and a Ph.D in Finance from the University of St. Gallen in Switzerland. Mr. Liebler’s experience as a professional investment manager provides the Board with financial expertise and an investor’s perspective.

Daniel S. Wenzel has served as a director of the Company since January 2010 and currently he serves as chairman of the Nominating Committee and as a member of the Compensation Committee of the Board. He was appointed to the Board of Directors following the completion of the Company’s business combination with Bluehill ID AG (“Bluehill ID”). He is a founding partner of Bluehill ID and previously served on the board of directors of Bluehill ID since the company’s founding in March 2007. Mr. Wenzel has served since September 2005 as a delegate and member of the board of Mountain Partners AG, a German-Swiss investment group that he co-founded in September 2005 and for which he is responsible for strategic direction and expansion. Mountain Partners AG currently is the largest stockholder of the Company. Previously, Mr. Wenzel was Chief of Staff responsible for all strategy projects and merger and acquisition transactions and financing at ACG AG from 2001 to September 2005, during which time he successfully achieved the spin-off and the sale of a significant division of the technology group. Prior to this, he worked with Dresdner Bank Latin America in 1998, BNP Paribas in 1999 and Bain & Company in 2000. Currently Mr. Wenzel also serves on the board of several European investment firms. Mr. Wenzel completed his studies at the WHU, Otto Beisheim Graduate School of Business Management, the Helsinki School of Economics, Finland and the Universidad Adolfo Ibañez, Chile, where he obtained a master’s degree (Diplom-Kaufmann) in business administration. Because of his experience as an investment professional, Mr. Wenzel brings significant knowledge of the capital markets and technology trends to the Board.

Class II Directors Whose Terms Expire in 2012

Ayman S. Ashour has served as Chief Executive Officer and Chairman of the Board of Directors since March 1, 2010. He joined the Company as Executive Chairman of the Board in January 2010 following the completion of the Company’s business combination with Bluehill ID, a Swiss technology firm that he founded in March 2007 and for which he served as CEO and President of the Board of Directors, responsible for executing Bluehill ID’s acquisition growth strategy, until the combination with the Company. Prior to this, from July 2000 to December 2009, Mr. Ashour was the founder and Principal of Newton International Management LLC, a strategy consulting firm focused on the security and identification technology industry, where he provided strategy consulting to business clients. From February 2001 to October 2005, Mr. Ashour was a consultant and later COO and CEO of the Identification Technology business of ASSA ABLOY AB, where he was responsible for the worldwide development of one of the largest and most successful RFID companies, comprised of well known brands such as Sokymat, HID and Indala. From 1997 to 2000, he served as Divisional Managing Director, Williams Plc in the Asia Pacific region where he was responsible for Chubb Security, Kidde & Yale brands and managed the global operations of Guardforce International and the Chubb Physical Security Group. From 1990 to 1997, Mr. Ashour was with Williams Plc, where he served as Marketing Director of Kidde Group, Senior Vice President of Kidde-Fenwal, Inc. and as President of Kidde Fire Fighting, Inc. Mr. Ashour holds a bachelor’s degree in Electronic and Electrical Engineering from the University of Manchester in the U.K. He serves on the Board of Directors of Advanced Digital Security Solutions Inc. In addition, Mr. Ashour is currently a partner in the following private companies, each based in Newton, Massachusetts: Newton International Management, LLC., Trade-3, LLC. and tSecu LLC; as well as Verifier Security, based in Florida. He is currently an Adjunct Lecturer for the MBA program at the Sawyer Business School at Suffolk University in Boston. Mr. Ashour brings to the Board his many years of experience in the RFID and secure ID industry, his intimate knowledge of the technologies, markets and operations of the Company as well as a track record of success in combining organic and acquisitive growth in a growing technology market.

Lawrence W. Midland has served as a director of the Company since May 2009. He was appointed to the Board of Directors and as an Executive Vice President of the Company and President of the Hirsch subsidiary following the completion of the merger of the Company and Hirsch. Previously, Mr. Midland was President of Hirsch Electronics Corporation, which he helped found in August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the Board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (With Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University. Mr. Midland brings an intimate understanding of the Hirsch business and the overall U.S. government market to the Board.

Simon Turner has served as a director of the Company since July 2000 and currently he serves as chairman of the Audit and Compensation Committees and as a member of the Nominating Committee of the Board. Since his retirement from DSG international plc in December 2008, Mr. Turner has provided consultancy services to large retail companies, including PC manufacturer ACER Group. From January 2006 to December 2008, Mr. Turner served as Group Sourcing Director for consumer electronics retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Since October 2007, Mr. Turner also has served as a non-executive director of Yorkshire Building Society, the UK’s third largest member-owned savings and loan institution. Since June 2009 he has served as a director of NetRetail Holding B.V., an Internet retailing company of which he currently is Chairman. Currently he also serves as a non-executive director of TradeDoubler AB, a Swedish Internet marketing firm. Mr. Turner holds a B.S. degree from the University of Surrey. Mr. Turner’s background in management with large technology retailers provides the Board with financial expertise and insight into the global retail sales environment.

Class III Directors Whose Terms Expire in 2013

Bernard C. Bailey was appointed as a director of the Company in March 2011. Since 2006, Mr. Bailey has served as President and Chief Executive Officer of Paraquis Solutions, LLC, a company he founded that provides governance, strategy and organizational consulting to companies in the technology, federal government and security industries. From 2002 to 2006, Mr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies and corporations. Prior to this he served as Chief Operating Officer of Art Technology Group, a publicly-listed developer and marketer of e-commerce software solutions that now is part of Oracle Corporation, and held various executive positions during a seventeen-year career at IBM Corporation. Since September 2010, Mr. Bailey has served as a director of Analogic Corporation, a publicly-listed provider of medical imaging and aviation security technology. Since 2006, he has served as a director of Telos Corporation, a publicly-listed defense security solutions firm and since 2008, he has served as a director of Spectrum Control, Inc., a publicly-listed designer and manufacturer of electromagnetic interference (EMI) suppression products. From 2006 until its acquisition in January 2011 by ASSA ABLOY, Mr. Bailey also was a director of Lasercard Corporation, a provider of secure ID solutions and formerly publicly-listed company, where he served most recently as Chairman. Additionally, Mr. Bailey previously served on the boards of Viisage Technology, Inc. (2002-2006), Point Blank Solutions, Inc. (2008-2009), and EF Johnson Technology, Inc. (2009-2010). Mr. Bailey is currently a doctoral candidate in management at Case Western Reserve University, focusing on corporate governance. He is a graduate of the United States Naval Academy and holds graduate degrees in engineering and business from the University of California, Berkeley, the University of Southern California and the George Washington University. Mr. Bailey’s qualifications to serve as director include his extensive experience in the security and identification technology markets, his experience as a public-company CEO and director and his strong understanding of, and commitment to corporate governance.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Director Independence

Our Board of Directors has reviewed the independence of each of our directors and each director nominee and considered whether any director or nominee has had a material relationship with the Company or our management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, our Board of Directors affirmatively determined that each non-employee director nominee and all of our non-employee directors who served in 2010 are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act.

In connection with the determination of independence of Daniel S. Wenzel, the Board of Directors considered Mr. Wenzel’s relationship with the Company’s largest stockholder, Mountain Partners AG, of which Mr. Wenzel is a co-founder and partner. The Board of Directors determined that such relationship would not compromise Mr. Wenzel’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of our Board of Directors, Mr. Wenzel must act independently of Mountain Partners AG in discharging his fiduciary duties to stockholders of the Company and also is obligated not to disclose to Mountain Partners AG or use for his own benefit any confidential information that he may obtain during his service on the Board of Directors. Mr. Wenzel disclaims shared voting or dispositive power over any securities held by Mountain Partners AG.

In connection with the determination of independence of Dr. Hans Liebler, the Board of Directors considered Dr. Liebler’s relationship with one of the Company’s largest stockholders, Lincoln Vale European Partners, of which Dr. Liebler is a founder and member of the investment committee. The Board of Directors determined that such relationship would not compromise Dr. Liebler’s ability to exercise independent judgment in carrying out his duties and responsibilities. In agreeing to serve as a member of our Board of Directors, Dr. Liebler must act independently of Lincoln Vale European Partners in discharging his fiduciary duties to stockholders of the Company and also is obligated not to disclose to Lincoln Vale European Partners or use for his own benefit any confidential information that he may obtain during his service on the Board of Directors. Dr. Liebler disclaims shared voting or dispositive power over any securities held by Lincoln Vale.

BOARD MEETINGS AND COMMITTEES

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board of Directors elects all officers of the Company, including our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, Ayman S. Ashour serves as the Company’s Chairman and Chief Executive Officer of the Company. The Board of Directors believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. In May 2010, the Board of Directors determined that a Lead Independent Director should be elected when the roles of the Chairman of the Board and the Chief Executive Officer are filled by the same person. The Lead Independent Director shall be an independent director as defined by applicable NASDAQ rules and the Company’s Corporate Governance Guidelines. The Lead Independent Director shall be elected annually by the independent directors and is responsible for coordinating the activities of the independent directors. In addition, the Lead Independent Director will advise the Chairman of the Board as to the information provided by Company management to the independent directors, manage executive sessions of the Board’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board. Steven Humphreys currently serves as Lead Independent Director of the Board of Directors. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company.

The Board of Directors’ Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Meeting Attendance

Our Board of Directors held six meetings in 2010, of which five were telephonic meetings and one was a physical meeting. During 2010, we had three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com. The Board of Directors may choose to amend its committee charters from time to time. All members of our Board committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees. Each of our current directors attended at least 75% of the meetings of the Board of Directors and applicable committee meetings during 2010.

During each physical Board of Directors’ meeting and additionally as needed, our independent directors meet in executive session without Company management present to address any issues they determine to be appropriate. The Lead Director presides at such executive sessions.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications between our stockholders and our Board of Directors, stockholders may communicate with the Board of Directors by sending an email to info@identive-group.com or by writing to the Board of Directors at: Identive Group, Inc., 1900 Carnegie Avenue, Building B, Santa Ana, California 92705, Attention: Investor Relations. The Investor Relations staff will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed as applicable, if the communication is relevant to the Company’s business and financial operations, policies or corporate philosophy. If the communication is unduly hostile, threatening, illegal or similarly inappropriate, or advertisements, solicitations for periodicals or other subscriptions, and other similar communications are received, the Investor Relations staff has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Stockholder Meetings

We do not have a policy regarding director attendance at stockholder meetings. One director attended the 2010 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors currently has Audit, Compensation and Nominating Committees. All members of these committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees. The charters of each of our committees are available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com.

The following table sets forth the current composition of our standing Board committees :

Name of Director	Audit Committee	Compensation Committee	Nominating Committee
Steven Humphreys	Member	Member
Dr. Hans Liebler	Member		Member
Simon Turner	Chair	Chair	Member
Daniel Wenzel		Member	Chair

Audit Committee. The Audit Committee of our Board of Directors, established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The internal audit and Sarbanes-Oxley compliance personnel of the Company report directly to the Audit Committee. Currently, the Audit Committee consists of Messrs. Humphreys, Liebler and Turner. Mr. Turner has served as Chairman of the Audit Committee since April 2004. Mr. Douglas Morgan, a former director, also served on the Audit Committee until his resignation from the Board of Directors on February 27, 2010.

Our Board of Directors has determined that each member of the Audit Committee is an “independent director” within the rules of the NASDAQ Stock Market and the requirements set forth in Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has further determined that at least two members of the Audit Committee, Steven Humphreys and Simon Turner, are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee held three telephonic meetings and one physical meeting during 2010.

In discharging its duties, our Audit Committee, among its other duties:

•

Recommends to the Board of Directors the selection of the independent auditors and their compensation, evaluates the independent auditors and, where appropriate, recommends the replacement of the independent auditors;

•

Meets with management and the independent auditors to review and discuss the annual financial statements and the report of the independent auditors thereon and, to the extent the independent auditors or management brings any such matters to the attention of the Audit Committee, to discuss significant issues encountered in the course of the audit work, if any, such as restrictions on the scope of activities or access to required information;

•	Meets quarterly with management and the independent auditors to review and discuss the quarterly financial statements;

•

Meets at least quarterly with the auditors in order to ensure sufficient independence is maintained from management and to provide the opportunity for the auditors to brief the members of the Audit Committee in confidence;

•	Reviews significant changes to our accounting principles and practices proposed by the independent auditors or management;

•	Meets with management and the independent auditors to review and discuss reports on the adequacy and effectiveness of our internal controls;

•	Meets annually with management to review the risk assessment of the Company prepared by Management; and

•	Reviews all related party transactions for potential conflicts of interest.

See “Report of the Audit Committee of the Board of Directors” below for more information.

Compensation Committee. The Compensation Committee has responsibility for and authority to (i) review and approve corporate goals and objectives relevant to chief executive officer compensation, evaluate the chief executive officer’s performance in light of those goals and objectives, and set the chief executive officer’s compensation level based on this evaluation; (ii) develop, review and approve compensation policies and practices applicable to the Company’s officers who are deemed to be “executive officers” of the Company for SEC reporting purposes, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition of benefits; (iii) make recommendations to the Board of Directors with respect to the Company’s incentive compensation and equity-based compensation plans; (iv) review the compensation and benefits offered to non-employee directors and recommend changes to the Board of Directors as appropriate; and (v) administer and evaluate the Company’s incentive, equity-based and other executive compensation programs, including approving guidelines, making grants and awards and establishing annual award levels for employee stock options, units, restricted shares and other incentive and equity-based awards under such programs, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating eligible participants and imposing limitations and conditions on grants or awards. Mr. Morgan also served on the Compensation Committee until his resignation from the Board of Directors on February 27, 2010.

The Compensation Committee is authorized to delegate any portion of its authority to subcommittees. Currently, the Compensation Committee consists of Messrs. Humphreys, Turner and Wenzel, and Mr. Turner serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the SEC and NASDAQ Stock Market director independence standards. The Compensation Committee held three telephonic meetings during 2010.

Nominating Committee. The Nominating Committee assists in identifying individuals qualified to become members of the Board of Directors. Currently, the Nominating Committee consists of Messrs. Liebler, Turner and Wenzel, with Mr. Wenzel serving as the committee’s Chairman. The Board of Directors has determined that each of the members of the Nominating Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Nominating Committee held one telephonic meeting and one physical meeting during fiscal 2010.

POLICY FOR DIRECTOR RECOMMENDATIONS AND NOMINATIONS

The primary role of the Nominating Committee is to develop and recommend to the Board of Directors criteria for identifying and evaluating director candidates and to establish a procedure for consideration of director candidates recommended by our stockholders. The Nominating Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, the Nominating Committee seeks to identify and evaluate potential candidates at meetings of the Nominating Committee, which can take place at any point during the year.

Candidates may come to the attention of the Board of Directors through current Board members, professional search firms, stockholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates submitted by stockholders as nominees for election as directors of the Company. Stockholders wishing to have the Nominating Committee consider a candidate should submit the name(s) and supporting information to Corporate Secretary, c/o Identive Group, Inc., at 1900 Carnegie Avenue, Building B, Santa Ana, California 92705 or at Oskar-Messter-Strasse 13, 85737 Ismaning, Germany, and should include the following information: (a) the name(s) and address(es) of the stockholder(s) making the recommendation and of the persons to be nominated; (b) a representation that the stockholder is a record holder of stock of the Company entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (e) the consent of each nominee to serve as a director of the Company if so elected; and (f) appropriate biographical information and a statement as to the qualifications of the candidate. Written notice of a nomination must be received by us within the timeframe described under “Stockholder Proposals for 2012 Annual Meeting of Stockholders” above.

As part of its selection process, the Nominating Committee may consider recommendations of director candidates with diverse backgrounds and experience who are expected to enhance the quality of the Board of Directors, serve stockholders’ long-term interests and contribute to our overall corporate goals. Pursuant to our Corporate Governance Guidelines, we endeavor to have a Board of Directors representing diverse experience at policy-making levels in various areas that are relevant to our global activities. While the Nominating Committee has not established specific minimum criteria for candidates, the philosophy of the committee is that directors should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience and be committed to representing the long-term interests of our stockholders. Candidates must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. In evaluating candidates, the Nominating Committee may consider a candidate’s work experience related to our business, general professional experience and overall expected contributions to the Board of Directors in relation to other directors already serving on the Board of Directors. When evaluating existing directors for nomination for re-election, the Nominating Committee may also consider the directors’ past Board of Directors and committee meeting attendance and participation.

The Nominating Committee evaluates stockholder-recommended candidates using the same process and the same criteria it uses to evaluate candidates from other sources.

The Nominating Committee has the authority to retain outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

CORPORATE GOVERNANCE

The Company and our Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Company’s corporate governance documents are posted on the investor relations page of our website at www.identive-group.com.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that include, without limitation, guidelines relating to board composition, director qualifications and selection process, director independence, board committees and auditor independence. The Corporate Governance Guidelines are available on the Corporate Governance page within the Investor Relations section of our website at www.identive-group.com. The Nominating Committee and the Board of Directors review the Corporate Governance Guidelines annually and the Board of Directors may amend the Corporate Governance Guidelines at any time.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer and any other principal accounting officer, and for the members of our Board of Directors. Our Code of Conduct and Ethics is posted on the Corporate Governance page within the Investor Relations section of our website, at www.identive-group.com. The Board of Directors may amend the Code of Conduct and Ethics at any time and has the sole authority to approve any waiver of the Code of Conduct and Ethics relating to the activities of any of our senior financial officers, other executive officers and directors.

COMPENSATION OF DIRECTORS

During 2010, each non-employee member of our Board of Directors was eligible to receive compensation consisting of cash and options awards, which are further described below. To support the cost reduction efforts of the Company, in February 2010, Mr. Wenzel elected not to accept any compensation for his service on the Board of Directors during 2010. Additionally, Mr. Humphreys and Dr. Liebler elected not to accept any compensation for their service on the Board of Directors for the period April 1, 2010 to December 31, 2010. Messrs. Boersch and Morgan resigned from the Board in February 2010, and prior to his resignation Dr. Boersch also elected not to receive any cash compensation for his service on the Board in 2010. Because of his significant responsibilities as chairman of the Audit and Compensation Committees, the Board determined that Mr. Turner should continue to receive cash and equity compensation for his services during 2010.

Annual Cash Compensation

During 2010, each non-employee member of our Board of Directors was eligible to receive the following cash compensation:

•	an annual retainer of $20,000 for each member of the Board of Directors;

•	an additional annual retainer of $5,000 for service on the Audit Committee of the Board of Directors, except for the committee Chairman, who is eligible to receive an annual retainer of $10,000;

•

an additional annual retainer of $2,000 for service on the Compensation or Nominating Committees of the Board of Directors, except for the Chairman of such committees, who are each eligible to receive an annual retainer of $4,000; and

•	meeting fees of $1,000 for physical attendance at each Board of Directors meeting and $500 for attendance at telephonic board meetings lasting more than 60 minutes.

During 2010, the Company’s non-employee directors were paid in the currency of the country of their residence, using a fixed exchange rate of €0.93 per U.S. dollar for our European-based directors and £0.63 per U.S. dollar for our UK-based director. Additionally, Identive reimburses its non-employee directors for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice primarily consist of travel expenses associated with Board of Directors or committee meetings or with committee assignments. As indicated above, Messrs. Boersch and Wenzel did not receive any cash compensation for their service during 2010 and Messrs. Humphreys, Liebler and Morgan received cash payments only for the first quarter of 2010.

Equity Compensation

During 2010, each of Identive’s non-employee directors was eligible to receive option awards under the terms of the Company’s 2007 Stock Option Plan. Under this plan, new members of the Board of Directors receive an initial option grant to purchase 10,000 shares of Common Stock, or such other number of shares as determined by the Board of Directors in its sole discretion. Continuing members of the Board of Directors who have served for at least six months receive an annual option grant to purchase 5,000 shares of Common Stock, awarded on the date of our Annual Meeting of stockholders. Both of these option grants vest 1/12th per month over the one-year period following the date of grant.

Upon their respective appointments to the Board on January 4, 2010, Messrs. Boersch, Morgan and Wenzel each received an initial option grant to purchase 10,000 shares of Common Stock at an exercise price of $2.26 per share, which was the NASDAQ closing price on that day. The options awarded to Dr. Boersch and Mr. Morgan subsequently were cancelled following their resignations from the Board in February 2010.

As indicted above, during 2010, each of our eligible non-employee directors except Mr. Turner elected not to receive an annual option grant in order to support the Company’s efforts to reduce costs. Because of his responsibilities on all three committees of the Board as detailed above, the Board determined that Mr. Turner should continue to receive equity compensation in the form of stock option grants for his service in 2010. Mr. Turner received an option grant to purchase 5,000 shares of Common Stock on June 16, 2010, the date of the Company’s 2010 Annual Meeting of Stockholders, at an exercise price of $1.67 per share, which was the NASDAQ closing price on that day.

Director Compensation for 2011

In April 2011, the Compensation Committee of the Board of Directors recommended, and the Board approved, changes to the annual compensation of non-executive directors, with effect from January 1, 2011. In making its recommendation, the Compensation Committee considered that the existing level of service fees for non-executive directors was inadequate given the increased requirement on directors’ time resulting from the Company’s continuing growth and complexity. The Compensation Committee also considered the Company’s ability to attract qualified directors to the Board consistent with the growth in its market capitalization, public reporting obligations and industry sector. Based on these factors, the Board has approved the following compensation for non-executive directors in 2011:

•

Each non-executive director is eligible to receive an annual fee of $25,000 payable quarterly in cash; however, a director may elect to take, in lieu of cash, restricted stock units or stock in an amount not to exceed $30,000 annually;

•

Directors serving on the Audit Committee of the Board of Directors are eligible to receive an additional annual retainer of $5,000, except for the committee Chairman, who is eligible to receive an annual retainer of $10,000;

•

Directors serving on the Compensation or Nominating Committees of the Board of Directors are eligible to receive an additional annual retainer of $2,000, except for the Chairman of each such committee, who is eligible to receive an annual retainer of $4,000; and

•

Each non-executive director is eligible to receive an annual option grant to purchase 20,000 shares of the Company’s Common Stock, which vest 1/12th per month over the one-year period following the date of grant. Directors would not be entitled to sell any shares received as compensation during their service on the Board except in exceptional circumstances and subject to the prior approval of the Compensation Committee.

The provision permitting non-executive directors to elect to receive restricted stock units or shares of stock in lieu of annual fees is subject to the approval by our stockholders of our 2011 Incentive Compensation Plan, which is included within this Proxy Statement as Proposal 3.

Director Compensation for Fiscal 2010

The following Director Compensation Table sets forth summary information concerning the compensation paid to our current and former non-employee directors for their services to the Company in fiscal 2010:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total ($)
Dr. Cornelius Boersch (2)	—	—	—
Steven Humphreys (3)	$7,750	—	$7,750
Dr. Hans Liebler (4)	$7,000	—	$7,000
Douglas Morgan (5)	$7,000	—	$7,000
Simon Turner (6)	$41,500	$5,142	$46,642
Daniel Wenzel (7)	—	$13,969	$13,969

1)	The amounts in this column represent the aggregate grant date fair value of awards calculated in accordance with financial accounting standards with respect to the fiscal year in accordance with ASC Topic 718, Compensation-Stock Compensation. The assumptions used in determining grant date fair value of these awards are set forth in Note 4 to our Consolidated Financial Statements appearing in our Annual Report on 10-K filed with the SEC for the period ended December 31, 2010.

2)	Dr. Boersch received an initial stock option grant to purchase 10,000 shares of the Company’s stock in January 2010 upon joining the Board of Directors, which had a grant date fair value of $13,969. The option grant was subsequently cancelled upon Dr. Boersch’s resignation from the Board on February 27, 2010. Additionally, Dr. Boersch waived his cash compensation and did not serve on any committees of the Board during the period in which he served as a director.

3)	Reflects receipt of cash fees for the first quarter of 2010 only, as thereafter Mr. Humphreys elected to forego both cash and equity compensation for the remainder of 2010 to support the Company’s cost reduction efforts. For the first quarter of 2010, Mr. Humphreys received $5,000 for his service as a director, $1,250 for his service on the Audit Committee, $500 for his service on the Compensation Committee and $1,000 for his attendance at Board meetings. At December 31, 2010, Mr. Humphreys held options to purchase 46,604 shares of Common Stock, all of which were exercisable.

4)

Reflects receipt of cash fees for the first quarter of 2010 only, as thereafter Dr. Liebler elected to forego both cash and equity compensation for the remainder of 2010 to support the Company’s cost reduction efforts. For the first quarter of 2010, Dr. Liebler received $5,000 for his service as a director, $1,000 for his service as Chairman of the Compensation Committee and $1,000 for his attendance at Board meetings. At

December 31, 2010, Dr. Liebler held options to purchase 15,000 shares of Common Stock, all of which were exercisable.

5)	Reflects the receipt of cash fees for the first quarter of 2010 only, as Mr. Morgan resigned from the Board on February 27, 2010. Additionally, Mr. Morgan received an initial stock option grant to purchase 10,000 shares of the Company’s stock in January 2010 upon joining the Board of Directors, which had a grant date fair value of $13,969. The option grant was subsequently cancelled upon Mr. Morgan’s resignation from the Board. Prior to his resignation, Mr. Morgan served on the Compensation and Audit Committees of the Board.

6)	Reflects an agreement between Mr. Turner and the Board of Directors, under which he would receive an option grant to purchase 5,000 shares of the Company’s stock and $41,500 in cash payments, which was approximately the amount of fees he received the previous year, for his service on the Board during 2010 rather than foregoing such compensation. It was determined that such payments were appropriate based on Mr. Turner’s previous service to the Board, his continuing involvement on all three committees of the Board and in particular his continuing leadership of the Audit Committee and his leadership of the Compensation Committee. At December 31, 2010, Mr. Turner held options to purchase 50,000 shares of Common Stock, of which 47,500 were exercisable.

7)	Reflects the initial option grant Mr. Wenzel received upon joining the Board in January 2010. Mr. Wenzel elected to forego cash compensation for his service on the Board and various committees during 2010 to support the Company’s cost reduction efforts. At December 31, 2010, Mr. Wenzel held options to purchase 10,000 shares of Common Stock, of which 9,166 were exercisable.

Vote Required

At the Annual Meeting, the nominees receiving a plurality of votes cast will be elected to our Board of Directors. Abstentions, broker non-votes and votes withheld from or against any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law in the election of directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the Class I nominees listed above.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

We are asking you to approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock. The proposed amendment was adopted and approved by our Board of Directors on April 7, 2011, subject to stockholder approval. The proposed amendment to our Certificate of Incorporation would increase the number of authorized shares of Common Stock by 20,000,000 shares, to 130,000,000 shares. The number of shares of Preferred Stock authorized for issuance under our Certification of Incorporation would remain unchanged at 10,000,000 shares. The text of the proposed amendment is set forth on Annex A to this Proxy Statement.

The Certificate of Incorporation currently authorizes up to 110,000,000 shares of Common Stock for issuance, of which 48,075,789 are issued and outstanding and 618,400 are held as treasury shares. In addition, an aggregate of 21,325,629 shares have been reserved for issuance as follows: (i) 6,946,756 shares issuable under outstanding awards or available for future issuance under our existing equity incentive plans, (ii) 8,998,433 shares issuable upon exercise of outstanding warrants, (iii) 4,115,691 shares issuable under agreements and option plans assumed in the acquisition of Bluehill ID, and (iv) 1,264,749 shares to be issued to remaining Bluehill ID stockholders. Therefore, only 40,598,582 shares remain available for future issuances. Further, if stockholders approve our 2011 Incentive Compensation Plan and 2011 Employee Stock Purchase Plan, which appear in this Proxy Statement as Proposals No. 3 and No. 4, an additional 4,000,000 and 2,000,000 shares, respectively, will be reserved for issuance under those plans. If such plans are approved, only 34,598,582 shares would remain available for future issuances.

We expect to use our authorized and unissued Common Stock to permit our Board of Directors to issue shares of Common Stock to raise capital, for strategic investment purposes, as payment consideration for merger and acquisition activities, to grant incentive equity awards to our employees, officers and directors and for other general corporate purposes. The Company has adopted a strategy for growth that includes the evaluation and pursuit of strategic opportunities, financings, investments and merger and acquisition activities as a way to expand our business, reinforce our market position in targeted areas and fully leverage our strengths and opportunities. Examples of this strategy include our April 2009 acquisition of Hirsch Electronics Corporation, our acquisition of Bluehill ID in January 2010 and our acquisition of RockWest Technology Group in April 2010. While the Company is not at this time party to any plan or arrangement, written or otherwise, to issue any of the newly authorized shares of Common Stock proposed to be authorized for any purpose, including acquisitions or financings, we intend to continue to pursue opportunities and transactions that may further our strategic objectives. Accordingly, in the future the Company may enter into or develop a plan, proposal or arrangement, written or otherwise, to issue all or a portion of the newly authorized shares of Common Stock. As described in Proposals 3 and 4, we have adopted an employee stock purchase plan and a new incentive compensation plan, for which we would reserve an additional pool of 6,000,000 shares for issuance under these plans if they are approved by our stockholders.

After evaluating the number of authorized shares of Common Stock issued and outstanding and the number reserved for issuance, the Board of Directors determined that the current number of authorized shares of Common Stock unreserved and available for issuance may not be sufficient to allow the Company to pursue the opportunities and transactions that it believes are necessary to our growth and success and in the best interests of the Company and its stockholders. Therefore, the Board of Directors is asking the Company’s stockholders to vote in favor of this proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 110,000,000 shares to 130,000,000 shares. The failure of stockholders to approve the proposed amendment may require us to forgo attractive acquisition opportunities that may arise and to forego raising additional equity capital should the need develop.

Effects of the Increase in Authorized Common Stock

The issuance of additional shares of Common Stock, whether in connection with a capital raising event, acquisition activities, or for equity awards to our directors, officers and employees, may have a dilutive effect of earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholder’s percentage voting power.

While the proposed increase in the number of authorized shares of Common Stock is not intended by our management or Board of Directors to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, it could have an anti-takeover effect. Additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could resist, frustrate or make more difficult a third-party transaction that was favored by a majority of the independent stockholders and that might provide an above-market premium. For example, we could issue additional shares to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to persons allied with our management could have the effect of making it more difficult to remove our management by diluting the stock ownership or voting rights of persons seeking to effect such removal. Accordingly, if adopted, the increase in the number of authorized shares of Common Stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s capital stock and the removal of management or the Board of Directors. Any such anti-takeover effect may be beneficial to management and the Board of Directors of the Company and could have an adverse impact on stockholders.

Management is not currently aware of any specific third-party effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management or the Board of Directors. Moreover, we currently have no plan to issue newly authorized shares of Common Stock or adopt other anti-takeover proposals intended to discourage third parties from attempting to take over the Company. Although the Board of Directors is motivated by business and financial considerations in proposing the increase in the number of authorized shares of Common Stock, and not the threat of any attempt by a third-party to gain control of the Company, stockholders nevertheless should be aware that increasing the number of authorized shares of Common Stock could facilitate management’s ability to deter or prevent changes of control in the future and any issuance of newly authorized shares of Common Stock, regardless of the intent, could have an anti-takeover effect.

Required Vote

The affirmative vote of the holders of a majority of our issued and outstanding shares of Common Stock is required for approval of the amendment to our Certificate of Incorporation described above. As a result, abstentions and broker non-votes will have the same effect as voting against the proposal. If stockholders do not approve this amendment to our Certificate of Incorporation, then the current amount of Common Stock authorized for issuance under the Certificate of Incorporation will remain unchanged.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interests and in the best interests of our stockholders and recommends a vote FOR the amendment to increase the number of authorized shares of Common Stock.

PROPOSAL NO. 3

TO APPROVE THE 2011 INCENTIVE COMPENSATION PLAN

On April 7, 2011, the Company’s Board of Directors adopted the Identive Group, Inc. 2011 Incentive Compensation Plan, which we refer to as the 2011 Plan, and recommended that it be submitted to the Company’s stockholders for their approval at the next Annual Meeting. If approved by our stockholders, the 2011 Plan will be used to provide incentive compensation to eligible employees, directors, officers and consultants of the Company and its subsidiaries. Our Board of Directors believes that the adoption of the 2011 Plan will enable us to align the interests of management and our stockholders by providing incentives to create long-term stockholder value. The 2011 Plan will serve as a successor plan to our 2007 Stock Option Plan (the “2007 Plan”), and assuming our stockholders approve the 2011 Plan, all shares available under the 2007 Plan at the time of such approval will be added to the number of shares available under the 2011 Plan. Awards granted under the 2007 Plan will continue to be governed by the terms of the 2007 Plan, but no further awards may be made under the 2007 Plan after such approval. In addition, while we will maintain our current 2010 Bonus and Incentive Plan (the “2010 Plan”) for making performance-based awards to management, the shares reserved for issuance under the 2010 Plan will be added to the number of shares available under the 2011 Plan, and all future equity awards granted under the 2010 Plan will be issued pursuant to the 2011 Plan.

Purpose

The purpose of the 2011 Plan is to assist the Company and its subsidiaries and other designated affiliates, which we refer to as “Related Entities,” in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to the Company or its Related Entities, by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

The effective date of the 2011 Plan is April 7, 2011, subject to stockholder approval. As of the date of this Proxy Statement, no awards have been granted under the 2011 Plan.

Stockholder approval of the 2011 Plan is required (i) for purposes of complying with the shareholder approval requirements for the listing of shares on the NASDAQ Global Market, (ii) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, as described below, (iii) to comply with the incentive stock options rules under Section 422 of the Code, and (iv) for the 2011 Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation U promulgated by the Federal Reserve Board.

The following is a summary of certain principal features of the 2011 Plan. This summary is qualified in its entirety by reference to the complete text of the 2011 Plan. Stockholders are urged to read the actual text of the 2011 Plan in its entirety which is set forth as Annex B to this Proxy Statement.

Shares Available for Awards; Annual Per-Person Limitations

Under the 2011 Plan, the total number of shares of common stock of the Company (the “Common Stock”) reserved and available for delivery under the 2011 Plan (“Awards”) at any time during the term of the Plan shall be equal to 4,000,000, plus any shares of Common Stock remaining available for delivery under the Company’s 2007 Plan and the Company’s 2010 Plan, as of the date (the “Stockholder Approval Date”) on which the stockholders of the Company approve the 2011 Plan. As of March 31, 2011, 2,064,382 shares remained available for issuance under our 2007 Plan and 2,585,975 shares remained available for issuance under our 2010 Plan. The foregoing limit shall be increased by the number of shares of Common Stock with respect to which Awards previously granted under the 2011 Plan that are forfeited, expire or otherwise terminate without issuance of shares of Common Stock, or that are settled for cash or otherwise do not result in the issuance of shares of Common Stock, and the number of shares of Common Stock that are tendered (either actually or by attestation) or withheld upon exercise of an Award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by the Company or a Related Entity, or with which the Company or any Related Entity combines, do not reduce the limit on grants of Awards under the Plan.

The 2011 Plan imposes individual limitations on the amount of certain Awards in part to comply with Code Section 162(m). Under these limitations, during any 12-month period, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 500,000 shares of Common Stock, or (ii) shares of restricted stock, restricted stock units, performance shares and other stock based-awards with respect to more than 500,000 shares of Common Stock, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units with respect to any 12-month performance period is $3,000,000 (pro-rated for any 12-month performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $3,000,000 multiplied by the number of full 12-month periods that are in the performance period.

A committee designated by the Board of Directors consisting of not less than two directors (the “Committee”) is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the 2011 Plan are the officers, directors, employees, consultants and other persons who provide services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options (“ISOs”). An employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the 2011 Plan.

Administration

The 2011 Plan is to be administered by the Committee, provided, however, that except as otherwise expressly provided in the Plan, the Board may exercise any power or authority granted to the Committee under the 2011 Plan. Subject to the terms of the 2011 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the 2011 Plan, construe and interpret the 2011 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2011 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee. In the case of an ISO, the exercise price per share shall be no less than 100% of the fair market value of a share of Common Stock on the date such ISO is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of the Company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of Common Stock on the date such ISO is granted.

For purposes of the 2011 Plan, the term “fair market value” means the fair market value of Common Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of Common Stock as of any given date is the closing sales price per share of Common Stock as reported on the principal stock exchange or market on which Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years, and no ISO granted to a 10% stockholder (as described above) may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the Plan to be paid in cash, shares, other Awards or other property (including loans to participants).

Automatic Options for Non-Employee Directors and Stock in Lieu of Fees

Consistent with the provisions of the 2007 Plan, the 2011 Plan provides that in addition to any other options that non-employee directors may be granted, non-employee directors will automatically be granted options as follows: (i) an initial grant of options to acquire that number of shares as determined by the Board of Directors or, if no amount is established by the Board, to acquire 10,000 shares and (ii) annual grants of options to acquire 5,000 shares. Initial and annual grants will vest as to one-twelfth (1/12th) of the total award each month so that the option is fully vested on the first anniversary of the grant. If an optionholder’s status as director terminates for any reason other than death, he or she will have 90 calendar days to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination). If an optionholder’s status as director terminates due to death, his or her estate will have twelve months to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination).

In addition, the Committee may grant shares of Common Stock or other Awards in lieu of Company obligations to pay cash under any compensatory arrangements, including the payment of fees to directors for their service on the Board of Directors, subject to such terms as the Committee may specify.

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of, and which is subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the Committee. An Award of restricted stock units confers upon a participant the right to receive shares of Common Stock or cash equal to the fair market value of the specified number of shares of Common Stock covered by the restricted stock units at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an Award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of Common Stock, other Awards or other property equal in value to dividends paid on a specific number of shares of Common Stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Common Stock, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other Awards in lieu of Company obligations to pay cash under the 2011 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards

The Committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. The Committee determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of Shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance Awards may be settled by delivery of cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by the Company under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means the Company’s chief executive officer and each other person whose compensation is required to be disclosed in the Company’s filings with the SEC by reason of that person being among the three highest compensated officers of the Company (other than the Company’s chief executive officer or principal financial officer) as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

If and to the extent that the Committee determines that these provisions of the 2011 Plan are to be applicable to any Award, one or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), are to be used by the Committee in establishing performance goals for Awards under the 2011 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs;

(11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of a share of Common Stock. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (iii) a change in accounting standards required by generally accepted accounting principles; or (iv) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of Common Stock or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2011 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2011 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers, subject to any terms and conditions the Committee may impose thereon.

Awards under the 2011 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 2011 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a “change in control” of the Company, as defined in the 2011 Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination

The Board of Directors may amend, alter, suspend, discontinue or terminate the 2011 Plan or the Committee’s authority to grant Awards without further stockholder approval (including in a manner adverse to the rights of a participant under an outstanding Award), except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of Common Stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2011 Plan which might increase the cost of the 2011 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2011 Plan will terminate at the earliest of (a) such time as no shares of Common Stock remain available for issuance under the 2011 Plan, (b) termination of the 2011 Plan by the Board of Directors, or (c) the tenth anniversary of the effective date of the 2011 Plan. Awards outstanding upon expiration of the 2011 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The 2011 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2011 Plan. On exercise of a nonqualified stock option granted under the 2011 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of the Company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of the Company’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options

The 2011 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

The Company is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2011 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2011 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the recipient includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Appreciation Rights

The Company may grant SARs separate from any other Award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2011 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that Awards granted to participants under the Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such Awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that Awards under the 2011 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an Award or the disposition of stock acquired as a result of an Award.

New Plan Benefits

Benefits obtained by our employees under our 2011 Plan are made on a discretionary basis. Accordingly, it is not possible to determine the benefits that will be received by our executive officers ad our other employees under the 2011 Plan in fiscal 2011.

Vote Required

At the Annual Meeting, the affirmative vote of the holders of a majority of the votes cast will be required to approve the 2011 Plan. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the 2011 Plan.

PROPOSAL NO. 4

TO APPROVE THE 2011 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors has adopted the Identive Group, Inc. 2011 Employee Stock Purchase Plan, or the ESPP, authorizing the issuance of shares of our common stock. The ESPP becomes effective July 1, 2011 provided that it receives stockholder approval at the Annual Meeting.

The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Stockholder approval for the ESPP is required in order to comply with the requirements of Section 423 of the Internal Revenue Code.

The following is a summary of the material provisions of the ESPP, a copy of which is attached as Annex C to this Proxy Statement. You are urged to read the full text of the ESPP. At the Annual Meeting, our stockholders will be asked to approve the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to provide an incentive for our employees, including executive officers, and the employees of our subsidiaries that are designated by our Board of Directors as eligible, to purchase our common stock and acquire a proprietary interest in us. Approximately 352 of our approximately 363 employees as of March 31, 2011 are eligible to participate in the ESPP.

Administration of the ESPP

The Compensation Committee of our Board of Directors will administer the ESPP. The ESPP vests the Compensation Committee with the authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP; however, our Board of Directors may exercise that authority in lieu of the Compensation Committee. The ESPP is required to be administered in a manner consistent with Rule 16b-3 of the Exchange Act.

Participation in the ESPP

Employees of Identive Group, Inc. or its designated subsidiaries on July 1, 2011 are eligible to participate in the ESPP as of that date if they are scheduled to work at least 20 hours per week and more than five months per calendar year. Individuals who become employees of Identive Group, Inc. or its designated subsidiaries after July 1, 2011 are eligible to participate in the ESPP if they are scheduled to work at least twenty hours per week and more than five months per calendar year. Such individuals may begin participating in the ESPP during the first exercise period that commences after the individual becomes eligible to participate in the ESPP. These eligible employees may become participants in the ESPP by completing an enrollment agreement and filing it with us.

Offerings under the ESPP

The ESPP generally is implemented through a series of 24-month-long offering periods, beginning on July 1 and ending on the June 30 that is 24 months later. Shares of our common stock are available for purchase under the ESPP on periodic exercise dates within each offering period. Exercise dates are the last business days in June and December during each offering period. On the first business day of each offering period, participants are granted the option to purchase shares of our common stock on the exercise dates within that offering period.

If the share price is ever lower on an exercise date than it was on the first business day of the offering period in which that exercise date falls, then the offering period in progress ends immediately after the close of trading on that exercise date, and a new offering period begins on the next January 1 or July 1, as the case may be, and extends for a new 24-month-long offering period ending on December 31 or June 30, as the case may be.

No participant is eligible for the grant of any option under the ESPP if, immediately after the grant, the participant would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiaries. Additionally, no participant may be granted any option that would permit the participant to buy more than $25,000 worth of our common stock (based on the closing sale price per share reported on the NASDAQ Global Market on the date the option is granted or, if there is no sale on that date, then on the last previous day on which a sale was reported) in any calendar year. Finally, no participant may purchase more than 12,500 shares of our common stock on any one exercise date.

Plan Contributions

Except as otherwise authorized by the Compensation Committee, all contributions to the ESPP shall be made only by after-tax payroll deductions or by direct after-tax contributions to the ESPP at such times and subject to such terms and conditions as the Compensation Committee may in its discretion determine. The enrollment agreement that each participant must submit authorizes after-tax payroll deductions from the participant’s compensation during each payroll period. Participants may elect a payroll deduction amount of at least 1%, and up to 20% (or such other percentage as determined by the Compensation Committee and announced at least five days prior to the first day of the exercise period in which such change is to be made effective), of their compensation. A participant may change or terminate his or her payroll deductions at any time during an offering period, but may only begin payroll deductions on specified dates. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds.

Exercise Price

The exercise price per share at which shares are sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of our common stock on the first day of the offering period or, (ii) 85% of the closing price on the exercise date. Such percentage may be increased in the sole discretion of the Compensation Committee, provided that any such increase with respect to a given offering period must be established not less than fifteen days prior to the beginning of such offering period. Participants pay the exercise price through accumulated payroll deductions or, if permitted by the Compensation Committee, direct after-tax contributions made to the ESPP, over the offering period.

Withdrawal from the ESPP

A participant may withdraw from participation in the ESPP at any time by completing a withdrawal form and delivering it to us. If a participant’s employment terminates for any reason, he or she is treated as having withdrawn from the ESPP.

A participant’s withdrawal is effective as soon as administratively practicable after we receive the notice of withdrawal. All options granted to the participant under the ESPP, but not yet exercised, automatically terminate, and no further purchases of common stock are made for the participant’s account following the effectiveness of the participant’s withdrawal. We cease making payroll deductions for a participant’s account beginning with the first payroll period that starts after the effectiveness of the participant’s withdrawal, and we refund any accumulated payroll deductions and/or direct after-tax contributions which are not used to purchase stock under the ESPP.

After a participant withdraws, or is treated as having withdrawn, the participant is not permitted to participate again in the ESPP until the following exercise period that commences after his or her date of withdrawal. In order to rejoin the ESPP, a former participant must submit a new enrollment agreement.

Restrictions on Transfer; No Stockholder Rights

No contributions to or option granted under the ESPP is assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the ESPP. During the lifetime of a participant, an option is exercisable only by the participant. A participant does not have any interest or voting rights in shares covered by his or her option until the option has been exercised.

Duration, Termination, and Amendment of the ESPP

The ESPP will terminate following the last exercise date before the 10th anniversary of effective date, or if sooner, on the date on which all shares reserved for issuance under the ESPP have been sold. Additionally, our Board of Directors may terminate the ESPP earlier. The Board of Directors or the Compensation Committee may amend the ESPP at any time, provided that no amendment may change any option in a way that adversely affects the rights of the holder of the option, no amendment may in any way cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans under Section 423 of the Internal Revenue Code, and no amendment may cause the ESPP to fail to comply with Rule 16b-3 under the Exchange Act. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Internal Revenue Code, or any other applicable law or regulation, we will obtain stockholder approval of any such amendment.

Shares Reserved under the ESPP

2,000,000 shares of our common stock are reserved for issuance over the term of the ESPP. That amount will be increased each year by the lowest of (i) 750,000 shares, (ii) two percent of all shares outstanding at the end of the previous year, or (iii) an amount determined by the Board of Directors. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the ESPP.

Effect of Certain Corporate Events

The ESPP provides for appropriate adjustment of the number of shares of common stock for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

In the event of a merger or a sale of all or substantially all of our assets, each option under the ESPP will be assumed or an equivalent option will be substituted by the successor corporation, unless the Compensation Committee accelerates the date on which the options may be exercised. In the event of our dissolution or liquidation, the offering period in progress will terminate immediately prior to the consummation of such proposed action, unless the Compensation Committee determines otherwise.

New Plan Benefits

We are not able to determine the dollar value and number of any additional plan benefits which will be received by or allocated to any of our executive officers, our current executive officers, as a group, or employees who are not executive officers, as a group, because participation in the ESPP and the rate of withholding is voluntary and determined by each eligible person in his or her sole discretion. The adoption of the ESPP will not result in any new benefits to the current directors who are not employees, as a group, including nominees for election as a director, because those persons are not eligible to participate in the ESPP.

Federal Income Tax Effects

Options granted under the ESPP are intended to qualify for favorable federal income tax treatment to our employees under Sections 421 and 423 of the Internal Revenue Code. Employee contributions are made on an after-tax basis and the exercise of an option will not be a taxable event to a participant. When a participant sells shares of common stock purchased under the ESPP, such sale would be taxable as follows:

If a participant disposes of shares purchased under the ESPP two years or more after the date of the beginning of the offering period in which the shares were acquired, and more than one year after the shares were purchased, the participant would recognize as ordinary income the lesser of (i) the excess of the fair market value of the shares on the date of sale over the price paid, or (ii) the discount of the fair market value of the shares at the beginning of the offering period. Additionally, the participant would recognize a long-term capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus any amount taxed as ordinary compensation income; or

If a participant disposes of shares purchased under the ESPP within two years after the date of the beginning of the offering period during which the shares were purchased, or within one year after the shares were purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss, within the meaning of the Internal Revenue Code, equal to the difference between the amount realized from the sale of the shares and the participant’s basis. The participant’s basis would be the purchase price plus the amount taxed as ordinary compensation income. If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss.

Identive Group, Inc. will not receive an income tax deduction upon either the grant of the option or a participant’s exercise of the option, but generally does receive a deduction equal to the ordinary compensation income that the participant is required to recognize as a result of the disposition of the shares if the participant disposes of the shares within two years after the date of the beginning of the offering period during which the shares were acquired, or within one year after the shares are purchased. Under current law, no withholding of income tax or FICA tax is required.

On April 20, 2011, the last trading day prior to the filing of this Proxy Statement, the last reported sale price per share of our common stock on the NASDAQ Global Market was $3.67.

Vote Required

At the Annual Meeting, the affirmative vote of the holders of a majority of the votes cast will be required to approve the ESPP. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the ESPP.

PROPOSAL NO. 5

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche GmbH, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011. Deloitte & Touche has audited our consolidated financial statements since 1999. We are asking you to ratify the appointment of Deloitte & Touche GmbH as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2011. We expect that a representative of Deloitte & Touche GmbH will be available at the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche GmbH as our independent auditor is not required by our Bylaws or any other applicable legal requirement. However, our Board of Directors is submitting the selection of Deloitte & Touche GmbH to our stockholders for ratification as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment of Deloitte & Touche GmbH as independent auditor, our Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The aggregate fees billed or to be billed to us for the following professional services for the fiscal years ended December 31, 2010 and December 31, 2009 from Deloitte & Touche GmbH are as follows:

	2010	2009
Audit Fees	$487,972	$571,163
Audit-Related Fees	92,395	467,680
Tax Fees	92,854	22,609
All Other Fees	17,063	—

Total	$690,284	$1,061,452

Audit Fees. Audit fees include fees associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, review of our financial statements included in our quarterly reports on Form 10-Q, fees for the statutory audit of subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees principally include due diligence procedures, preparation of materials used in the registration statements related to the acquisitions of Hirsch and Bluehill ID, and consultations on accounting and auditing matters.

Tax Fees. Tax fees principally include assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning and tax advice.

All Other Fees. All other fees in 2009 represent fees paid for a feasibility study to simplify our organizational structure.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accountants

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including the estimated fees and other terms of any such engagement. In certain circumstance, the Audit Committee may provide subsequent approval of non-audit services not previously approved. Services provided by our independent registered public accounting firm may include audit services, audit-related services, tax services and other services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC rules on auditor independence. The Audit Committee has determined that the services provided by Deloitte & Touche GmbH are compatible with maintaining the independence of Deloitte & Touche GmbH. All audit, audit-related, tax and other fees set forth in the table above were pre-approved pursuant to this policy.

Vote Required

The affirmative vote of the holders of a majority of the votes cast will be required to ratify the appointment of Deloitte & Touche GmbH, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes cast with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal No. 5 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the ratification of the appointment of Deloitte and Touche GmbH to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Audit Committee manages the relationship with our independent auditor, who reports directly to the Audit Committee. The Audit Committee also oversees the internal audit and Sarbanes-Oxley compliance functions of the Company, which report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to allocate appropriate funding, as determined by the Audit Committee, for such advice and assistance.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2010. The Audit Committee also has discussed with the Company’s independent auditor, Deloitte & Touche GmbH, an independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU Section 380”), as amended. Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche GmbH required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche GmbH the auditor’s independence from management and our Company, and considered whether the provision of other non-audit services by Deloitte & Touche GmbH to the Company is compatible with the auditor’s independence.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of our management and independent registered public accountants. Management has primary responsibility for preparing the Company’s financial statements and for our financial reporting process. Our independent auditors, Deloitte & Touche GmbH, are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal years ended December 31, 2010 be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Board of Directors has approved such inclusion.

Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Simon Turner, Chairman

Steven Humphreys

Dr. Hans Liebler (served since August 2010)

Daniel S. Wenzel (served until August 2010)

[1]	The Audit Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information known to us as of April 15, 2011 with respect to the beneficial ownership of our Common Stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Stock;

•	each of our directors and director nominees;

•

each of the Named Executive Officers appearing in the Summary Compensation Table under the section entitled “Executive Compensation” (Ayman S. Ashour, Melvin Denton-Thompson, Felix Marx, Lawrence W. Midland, Manfred Mueller and Joseph Tassone); and

•	all of our directors, Named Executive Officers and current executive officers, as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares held by them. Applicable percentage ownership in the following table is based on 48,075,789 shares of our Common Stock issued and outstanding as of April 15, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 15, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless specified below, the mailing address for each individual, officer or director is c/o Identive Group, Inc., 1900-B Carnegie Avenue, Santa Ana, CA 92705.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Mountain Partners AG (1) Dufourstrasse 121 St. Gallen, Switzerland CH-9001	8,260,065	16.8%

BH Capital Management AG (2) Etzelblickstrasse 1 Schindellegi, Switzerland CH-8834	4,039,344	8.1%

Lincoln Vale European Partners Master Fund, LP (3) 55 Old Bedford Road Lincoln, MA 01773	3,258,976	6.8%

Daniel S. Wenzel (4)	9,005,270	18.3%

Dr. Hans Liebler (5)	3,273,976	6.8%

Ayman S. Ashour (6)	2,719,976	5.5%

Lawrence W. Midland (7)	1,491,028	3.1%

Joseph Tassone (8)	432,300	*

Manfred Mueller (9)	264,750	*

Melvin Denton-Thompson (10)	226,350	*

Steven Humphreys (11)	98,383	*

Simon Turner (12)	55,700	*

Felix Marx (13)	—	*

All directors and executive officers as a group (11 persons)(14)	17,688,968	34.9%

*	Less than one percent.

(1)	Includes 1,021,863 shares and an option to purchase 1,038,202 shares held by BH Capital Management. Mr. Daniel Wenzel has voting and investment control over the shares held by Mountain Partners AG. Investment decisions regarding shares held by Mountain Partners AG are made by the majority vote of the board of directors of Mountain Partners AG.

(2)	Includes options to purchase 2,035,691 shares. Mountain Partners AG has voting and investment control over 51% of the shares held by BH Capital Management, and Mr. Ashour has voting and investment control over 49% of the shares held by BH Capital Management AG. Please see also footnote 1 regarding Mountain Partners AG.

(3)	Includes warrants to purchase 39,604 shares. Lincoln Vale Cayman Management Limited (the “IM”) is the investment manager to Lincoln Vale European Partners Master Fund L.P. (the “Fund”). The Fund and the IM delegate control of investment decisions to the Fund’s Investment Committee. The Investment Committee is comprised of Hans Liebler, Philip Cooper and Wm. Russell Mann. The Investment Committee has control of investment direction of the Fund and also controls the voting rights of the Fund in relation to the companies tin which the Fund invests. Within the Investment Committee, decisions are made on a majority consensus basis.

(4)	Includes (i) 6,200,000 shares held by Mountain Partners AG, (ii) 1,021,863 shares and an option to purchase 1,038,202 shares held by BH Capital Management AG, (iii) 502,573 shares and warrants to purchase 99,010 shares held by Rosenberg Ventures AG, (iv) an option to purchase 10,000 shares, and (v) warrants to purchase 63,366 shares. Because of his position as a director of each of Mountain Partners AG and Rosenberg Ventures AG, Mr. Wenzel may be deemed to beneficially own the shares held by these entities and BH Capital Management AG. Mr. Wenzel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Includes (i) 3,219,372 shares and warrants to purchase 39,604 shares held by Lincoln Vale European Partners Master Fund, LP (“Lincoln Vale”) and (ii) options to purchase 15,000 shares. Dr. Liebler is a founder and member of the investment committee of Lincoln Vale as described above in footnote 3. Because of his position with Lincoln Vale, Dr. Liebler may be deemed to beneficially own the shares held by Lincoln Vale. Dr. Liebler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Includes (i) 981,790 shares and an option to purchase 997,488 shares held by BH Capital Management (ii) options to purchase 57,534 shares, and (iii) warrants to purchase 100,000 shares. Mr. Ashour also holds warrants to purchase 61,923 shares and an affiliate of Mr. Ashour, Newton International Management, LLC, holds warrants to purchase 9,923 shares, of which Mr. Ashour may be deemed to be a beneficial owner. Because the warrants are not exercisable until April 30, 2012, they are not reflected in the table above.

(7)	Includes (i) options to purchase 66,833 shares, (ii) 1,325,923 shares held by the Midland Family Trust Est. Jan 29, 2002, (iii) 5,200 shares held by Mr. Midland as custodian for Ashley Marie Midland,(iii) 6,000 shares held as custodian for Alison Midland, (iv) 4,000 shares held as custodian for Taylor Ann Midland, and (v) 2,800 shares held as custodian for Madison Kathleen Midland. Mr. Midland also beneficially owns warrants to purchase 628,800 of the Company’s Common Stock, which are not exercisable until April 30, 2012, and therefore are not reflected in the table above.

(8)	Includes warrants to purchase 39,604 shares and options to purchase 33,600 shares.

(9)	Includes options to purchase 141,963 shares.

(10)	Includes options to purchase 39,754 shares.

(11)	Includes options to purchase 46,604 shares.

(12)	Includes options to purchase 50,000 shares.

(13)	Options previously awarded to Mr. Marx were cancelled effective March 31, 2011, following his resignation from the Company as of December 31, 2011.

(14)	Includes an aggregate of (i) options to purchase 2,530,540 shares and (ii) warrants to purchase 347,525 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities (“10% stockholders”), to file reports on Forms 4 and 5 reflecting transactions affecting their beneficial ownership of our equity securities with the SEC and with the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the SEC’s rules and regulations to provide us with copies of all such reports on Forms 4 and 5 that they file under Section 16(a) of the Exchange Act.

Based solely on our review of copies of such reports on Forms 4 and 5 received by us, and on written representations from our officers, directors and the 10% stockholders known to us, we believe that, during the period from January 1, 2010 to December 31, 2010, our executive officers, directors and the 10% stockholders known to us filed all required reports under Section 16(a) of the Exchange Act on a timely basis, except that: a Form 4 was filed late reporting the open market purchase of shares by John Rogers; a Form 4 was filed late reporting the distribution of bonus shares to Dr. Manfred Mueller; and a Form 4 was filed late for each of Mountain Partners AG and Daniel Wenzel, an affiliate of Mountain Partners, to report the conversion of a pre-existing loan between Mountain Partners AG and the Company to shares of our Common Stock.

EXECUTIVE OFFICERS

Information concerning our current and former executive officers, including their backgrounds and ages as of April 30, 2011, is set forth below. All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board of Directors.

Current Executive Officers

Ayman S. Ashour, 51 Chief Executive Officer and Chairman of the Board	Ayman S. Ashour has served as Chief Executive Officer and Chairman of the Board of Directors since March 1, 2010. He joined the Company as Executive Chairman of the Board in January 2010 following the completion of the Company’s business combination with Bluehill ID, a Swiss technology firm that he founded in March 2007 and for which he served as CEO and President of the Board of Directors, responsible for executing Bluehill ID’s acquisition growth strategy, until the combination with the Company. Prior to this, from July 2000 to December 2009 Mr. Ashour was the founder and Principal of Newton International Management, a strategy consulting firm focused on the security and identification technology industry, where he provided strategic consulting to business clients. From February 2001 to October 2005, Mr. Ashour also was a consultant and later COO and CEO of the Identification Technology business of ASSA ABLOY AB, where he was responsible for the worldwide development of one of the largest and most successful RFID companies, comprised of well known brands such as Sokymat, HID and Indala. From 1997 to 2000, he served as Divisional Managing Director, Williams Plc in the Asia Pacific region where he was responsible for Chubb Security, Kidde & Yale brands and managed the global operations of Guardforce International and the Chubb Physical Security Group. From 1990 to 1997, Mr. Ashour was with Williams PLC, where he served as Marketing Director of Kidde Group, Senior Vice President of Kidde-Fenwal, Inc. and as President of Kidde Fire Fighting, Inc. Mr. Ashour holds a bachelor’s degree in Electronic and Electrical Engineering from the University of Manchester in the U.K. He serves on the Board of Directors of Advanced Digital Security Solutions Inc. In addition, Mr. Ashour is currently a partner in the following private companies, each based in Newton, Massachusetts: Newton International Management, LLC., Trade-3, LLC. and tSecu LLC; as well as Verifier Security, based in Florida. Currently he also is an Adjunct Lecturer for the MBA program at the Sawyer Business School at Suffolk University in Boston.

Melvin Denton-Thompson, 59 Chief Financial Officer

Melvin Denton-Thompson has served as Chief Financial Officer of the Company since January 2010. He joined the Company following the business combination with Bluehill ID, where he had served as CFO/COO since May 2008 and was responsible for the financial and operational functions of the business. Mr. Denton-Thompson has extensive international experience in a number of industries, particularly in security products, electronics and aviation. Prior to joining Bluehill ID, from June 2004 to April 2008 he served as CFO and Deputy CEO of the global hospitality division of ASSA ABLOY, which provides secure access products for the hotel, marine and related industries. In this role he was responsible for the financial and operational management of the business. Before working with ASSA ABLOY, from April 1998 to May 2004 he worked as a management consultant specializing in acquisition management and turnaround for numerous European companies. He also worked for ten years for the Williams Plc Group as Finance Director and/or Managing Director for a number of the Group’s European companies. In addition, he was responsible for a number of acquisition and post acquisition projects for the Williams Group in Europe. Melvin holds an engineering degree from the University of Leeds and an MBA from the Cranfield School of Management.

Lawrence W. Midland, 69	Lawrence W. Midland was appointed as an Executive Vice President of the Company, as President of the Hirsch subsidiary and as a director of the Company in May 2009, following the completion of the merger of the Company and Hirsch. Previously, Mr. Midland was President of Hirsch Electronics Corporation, which he helped found in August 1981, and for which he served as a director. Mr. Midland became President and Chairman of the Board of Hirsch in March 1986 and held those positions continuously until the completion of the merger. Mr. Midland previously served as president of several companies, including Retirement Inns of America, Pension Properties Trust, a California REIT, and Pension Administrative Services. Previously Mr. Midland also held various sales positions in investment related activities following his employment as a field engineer with Shell Oil Company. He holds a B.S. degree in Physics (with Distinction) from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

Dr. Manfred Mueller, 40 Executive Vice President and Chief Executive Officer of SCM Microsystems Business	Dr. Manfred Mueller has served as Executive Vice President of Identive and as CEO of the SCM Microsystems business since January 2010. Dr. Mueller joined the Company in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President of Marketing from February 2006 to April 2007, at which time he was named Vice President of Sales, EMEA. From March 2008 to January 2010, he served as Executive Vice President, Strategic Sales and Business Development. Prior to joining the Company, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds masters and Ph.D degrees in Chemistry from Regensburg University in Germany and an MBA from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

John S. Rogers, 47 Executive Vice President of Transition Management and Acquisition Integration

John S. Rogers has served since January 2010 as Executive Vice President of Transition Management and Acquisition Integration, responsible for managing the integration of acquired businesses and ensuring efficient post acquisition work, which role he also had held at Bluehill ID from January 2009 until its business combination with the Company. Mr. Rogers has over 20 years’ experience in sales, manufacturing, technology, operations and management consulting. Prior to Bluehill ID, Mr. Rogers was Vice President of Strategy with responsibility for acquisitions and restructuring for ITG’s RFID division of ASSA ABLOY from January 2007 to March 2008. Prior to this, he served as CEO and earlier as CFO at Sokymat SA (now part of HID Global) , one of the world’s leading suppliers of RFID transponders. During his tenure at Sokymat SA from March 2001 to December 2006, he played a leading role in the aggressive growth path of the company through both organic growth and his involvement in numerous successful RFID acquisitions. Previously, Mr. Rogers worked in the automotive components sector at Delphi Automotive in the electronics division in Indiana where he was Manager for

Forecasts and Planning and with the Delphi Steering Systems division in Michigan where he was Manager of Ventures. Prior to that, Mr. Rogers worked as consultant in corporate finance, privatizations and cross-border mergers and acquisitions with various organizations including Arthur Andersen, Banque Paribas and Merrill Lynch. He holds BBS and MA degrees from Trinity College Dublin as well as a European Masters in Business Administration from the European School of Management (ESCP).

Joseph Tassone, 60 Executive Vice President of Technology and Product Management	Joseph Tassone has served since January 2010 as Executive Vice President of Technology and Product Management, responsible for technology cross fertilization between the Company’s business units, effective utilization of research and development resources and supporting the Company’s merger and acquisition strategy, which role he also had held at Bluehill ID from June 2009 until its business combination with the Company. Mr. Tassone brings nearly 20 years’ experience in the software, security and ID industries, serving both technology start-ups and established solutions providers. Previously, from August 2007 to December 2008 he served as President and CEO of Syscan International, now a business unit of the Company focused on RFID for agriculture and asset management. In this role he was responsible for strategic and operational management of the business. He also is the founder of iMonitor Corp., a software supplier to the card access and security market for which he also served as CEO from January 2001 to May 2005. Prior to this, from September 1992 to April 1999 he served as Vice President R&D of Simplex Time Recorder Co., Inc, where he led the company’s entry into the access control and security business. Mr. Tassone holds an MSEE degree from Northeastern University and obtained his undergraduate BSEE degree from University of Massachusetts—Lowell.

Former executive officers:

Felix Marx, 44 Former Executive Vice President Transponders & Components	Felix Marx served as Executive Vice President, Transponders & Components and as CEO of Identive’s ACiG Technology business from August 2010 until his resignation from the Company in December 2010. Prior to that he served as Chief Operating Officer from March 1, 2010 to August 2010 and as Chief Executive Officer from October 2007 to March 2010. He also served as a director of the Company from October 2007 to December 2010. Previously, from 2003 to November 2007, Mr. Marx held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, he served as General Manager of NXP’s Near Field Communication business. Prior to this, Mr. Marx served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna, a postgraduate degree in Business Administration of the University of Commerce in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

To our knowledge, there are no family relationships between any of our executive officers and any other of our executive officers or directors.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company, our three other most highly compensated individuals who were serving as executive officers as of the last day of the fiscal year ending December 31, 2010, and a former executive officer who served during 2010. These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers.”

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee is responsible for overseeing the Company’s compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s Named Executive Officers. None of the Named Executive Officers is a member of the Compensation Committee. For executives other than the CEO, the Compensation Committee considers the recommendation of the CEO in making its compensation determinations. Our other executive officers, including the other Named Executive Officers, do not have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers other than providing such financial or other information as the Compensation Committee may request from time to time. Although the participation of our CEO could influence performance targets, our Compensation Committee rather than our CEO makes all determinations regarding performance goals and targets. Our CEO does not attend any portion of meetings at which his compensation is discussed.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation program is intended to achieve three fundamental objectives:

•	attract, retain and motivate qualified executives;

•	reward executives based on the Company’s performance; and

•	align executives’ interests with the interests of our stockholders.

To achieve these objectives, we attempt to:

•	offer compensation packages that are competitive regionally and that provide an attractive base of salary and benefits;

•	maintain a substantial portion of total compensation at risk, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	provide both short-term and long-term performance incentives through a combination of potential cash and equity-based awards.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include base salary, performance-based annual bonus opportunities consisting of a mix of cash, shares of Common Stock and stock options, as well various benefits and perquisites. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. For example, offering locally competitive base salaries and benefits, as well as the opportunity to achieve substantial performance-based bonuses, helps us attract and retain qualified executives. Linking bonus payments to performance-based criteria rewards executives based on the Company’s performance. In addition, providing our executives with the opportunity to earn equity-based bonus awards aligns their interests with the long-term interests of our stockholders.

During 2010, our executive compensation program was significantly influenced by our acquisition of Bluehill ID in January 2010. As a result of this acquisition, we added several new executives who also had been members of the Bluehill ID management team, including Ayman S. Ashour, our CEO and Chairman, Melvin Denton-Thompson, our CFO, John Rogers, our Executive Vice President of Transition Management and Acquisition Integration, and Joseph Tassone, our Executive Vice President of Technology and Product Management.

Historically we have not employed a specific policy, practice or formula regarding the allocation of total compensation among the various elements that make up our compensation program, including the balance of cash and non-cash compensation. With the changes in our management following our acquisition of Bluehill ID, our Compensation Committee undertook a review of the Company’s executive compensation program to compare it with that of Bluehill ID, which generally favored lower annual salaries and higher potential bonus awards. This review resulted in certain modifications to the terms and conditions of various management team members, including changes to base salary, as well as the adoption of an executive bonus program for 2010 to reward executives based solely on corporate performance, and to further the alignment of interests between our executives and our stockholders with opportunities for long-term equity awards.

In addition, while we have historically linked the payment of any cash awards to corporate or individual executive performance, prior to 2010, our practice with equity awards was to grant stock options to each of our executive officers at the time of hiring, on an annual basis and from time to time as an incentive to achieve specific performance objectives. The exercise price of all options awarded is the closing price of our stock on the NASDAQ Stock Market on the date of grant and options generally vest over a period of one to four years. Following the acquisition of Bluehill ID in January 2010, we have discontinued the practice of automatically granting options at hiring and on an annual basis. Instead, we have implemented a bonus plan that provides our executives with the opportunity to earn shares of our Common Stock and options based on the achievement of corporate performance objectives. We believe that this practice provides a stronger link between executive pay and the Company’s performance. The amount of shares and options awarded to each executive is determined based on each executive’s annual base salary and is explained under “Performance-based Annual Bonuses” below.

In making compensation decisions, our Compensation Committee does not use the services of a compensation consultant, nor does it utilize competitive analysis comparisons such as benchmarking or peer group target percentiles. However, the Compensation Committee does draw upon the regional business knowledge of our management and our Board of Directors to form a general understanding of how local market practices may impact our ability to hire and retain executives.

The Company was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in our target product markets. For the past several years and during 2010, the majority of our executive staff has been based in Europe, with the exception of Messrs. Midland and Tassone. European labor practices directly influence the compensation program we offer to our executive officers based in Europe, particularly as to the nature of benefits, perquisites such as automobiles and termination practices, each of which is described below.

In reviewing the Company’s compensation policy and practices for its Named Executive Officers and as well as for other employees, the Compensation Committee evaluated its compensation practices to determine if any components encouraged excessive risk taking and to what extent its compensation practices mitigate any such risks. The Committee considered the various elements of its compensation practices, including base salary, annual bonus programs, short and long-term incentive awards, the use of cash and equity awards, and how performance is evaluated. While our annual bonus programs may encourage short-term risk taking on the part of participating employees, the Committee believed that these risks were balanced by the use of fixed base salaries and long-term equity incentives that encourage employees to take a long-term view of our business aligned with the interests of the Company’s stockholders. The committee did not identify any risks arising from the Company’s compensation policies and practices reasonably likely to have a material adverse effect on the Company.

Current Executive Compensation Program Elements

Base Salary. Base salary provides fixed compensation based on competitive local market practice and is intended to acknowledge and reward core competence of our executives relative to their skills, experience and contributions to the Company. Base salaries for executives generally are reviewed annually, and more frequently when there are any changes in responsibilities.

Following the acquisition of Bluehill ID, in January 2010 we assumed various contractual agreements related to the executives who joined the Company from Bluehill ID. These included (i) an employment agreement between Bluehill ID and Ayman S. Ashour; (ii) an agreement between Mission-Cadres SARL and Bluehill ID relating to the services of Melvin Denton-Thompson; and (iii) an employment agreement between Bluehill ID and John Rogers; and (iv) an employment agreement between Bluehill ID and Joseph Tassone. The terms and conditions of these assumed agreements were recommended by Bluehill ID’s then-management and approved by its Board of Directors prior to our acquisition of that company. The terms of each agreement were negotiated on an individual basis, and our summarized below in the “Executive Compensation” section under “Employment Agreements.”

Performance-based Annual Bonuses. In April 2010, our Board of Directors adopted the 2010 Bonus and Incentive Plan (the “2010 Bonus Plan”), which provides for incentive awards to executives based on the achievement of corporate performance goals. The 2010 Bonus Plan was approved by the Company’s stockholders at the 2010 Annual Meeting. Under the 2010 Bonus Plan, executives and other key employees of the Company are eligible to receive cash and equity-based awards subject to the achievement of certain performance criteria determined by the Compensation Committee, as measured at the end of a specified performance period of 12 months or longer. Equity awards may include shares of common stock, nonqualified stock options, restricted stock, or deferred stock awards.

The 2010 Bonus Plan is designed to address the objectives of our compensation program by providing executives with the opportunity to earn substantial at-risk compensation, based on the Company’s performance. We believe this helps us attract, retain and motivate qualified executives and emphasizes corporate performance as the basis for rewarding our executives. Because it includes a combination of cash and equity awards, the 2010 Bonus Plan also provides both short-term and long-term incentives to remain with the Company and to work towards corporate performance goals on an ongoing basis, thus helping to retain executives over the long term and to align their interests with the interests of our stockholders.

Special Performance Bonuses. The Compensation Committee may, in its sole discretion, determine to that an executive officer is entitled to a one-time bonus or equity award in recognition of special services the Company or achievements of individual performance targets or goals for the executive officer.

Benefits and Perquisites. Because we have a strong regional presence in Europe and the majority of our executives and key employees are based in Europe, we follow the standard European practice of providing either a company car or a car allowance to our executive officers in Europe, as needed. We lease appropriate cars or provide a comparable allowance for certain of our executive officers. Additionally, on behalf of our executive officers in Europe, we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under the employment laws of various European countries, including France, Germany and Switzerland.

Severance Benefits. As disclosed in the description of the individual employment agreements under “Employment Agreements; Termination / Change in Control Arrangements” below, our executive officers are entitled to continued salary payments ranging from three months to two years following termination by the Company without cause. The level of payment was negotiated on an individual basis and took into account any requirements under local law as well as the executive’s position within the Company. None of these employment agreements provide for payments or acceleration of equity awards in the event of a change in control of the Company.

We have entered into employment agreements with each of our Named Executive Officers that provide for certain severance benefits. Consistent with standard employment practice in Europe, notice of termination is required to be given by either the employer or the employee, and the employer is required to continue to compensate the employee for salary and eligible bonus amounts during this period. The length of the notice period varies from company to company. Our policy for executives based in Europe generally is to require a notice period of three to six months, following a trial period of initial employment of three to six months. The length of individual notice and trial periods for each executive is stated in his employment contract. In lieu of continuing the employment relationship during the notice period, our employment agreements provide that we can cash out the employee who has given notice. Alternatively, we can require that the employee continue to work during the notice period. This practice is included in the majority of our employment agreements with our executives. Additionally, under European labor practices, terminated employees also may be eligible to continue to receive health and unemployment insurance coverage, pension contributions, car leasing expenses or car allowance, or other benefits provided during their employment, for the duration of the notice period. Further, terminated employees may also be entitled to receive annual bonus payments, the amount of which would be determined based on a variety of factors, including the employee’s length of service and perceived contributions to past or future company performance, as well as other factors. Actual bonus payments for which individual employees may become eligible are determined at or following termination, and cannot be projected.

Fiscal 2010 Incentive Compensation to our Named Executive Officers

In February 2010, the Compensation Committee reviewed the employment agreements and base salaries of each of our executives. As a result, the Compensation Committee approved new, lower salary levels for certain Named Executive Officers as described below, in order to lower the Company’s fixed costs and to bring their salaries into closer alignment with the overall mix of compensation of the executives who had joined the Company from Bluehill ID, who generally had lower fixed salaries and higher levels of at-risk, performance-based compensation.

The Compensation Committee approved specific performance criteria for the payment of incentive awards in 2010 and determined the composition of the potential awards. Potential awards were based on the achievement of base performance (“Base Bonus”) criteria and peak performance (“Peak Bonus”) criteria. Each set of criteria was assigned a certain percentage value of the total potential Base Bonus or Peak Bonus. The potential Base Bonus and Peak Bonus amounts for each Named Executive Officer were determined by multiplying the sum of the percentage values of the Base Bonus and Peak Bonus by the executive’s annual base salary.

Base Bonus. Each Named Executive Officer was eligible to earn a Base Bonus of up to 100% of his annual base salary, subject to achievement of the following performance criteria:

•	10% to 30% growth in net sales over a base sales figure of $71 million (the “Growth in Sales Performance Target”), with an award range of 2.5% to 25% of annual base salary;

•

Adjusted EBITDA (earnings before income taxes, depreciation and amortization, equity-based compensation expense and one-time expenses) of breakeven to $1,580,000 (the “Growth in Adjusted EBITDA Performance Target”), with an award range of 2.5% to 25% of annual base salary; and

•

0% to 10% growth in the volume-weighted average value of the Company’s share price in the second half of 2010 compared with the first half of 2010, excluding the effect of issuance of new shares of the

Company and discounted sales of the Company’s shares in 2010 (the “Growth in Volume Weighted Average of Share Price Performance Target”), with an award range of 5% to 50% of annual base salary.

No Base Bonus awards were to be made without the achievement of positive Adjusted EBITDA in 2010. If Base Bonus performance targets were met, awards were to be paid in a combination of cash and shares of common stock. In addition, each executive would be entitled to receive options to acquire shares of common stock equal in number to 20% of the executive’s annual base salary, as determined in U.S. dollars.

Peak Bonus. Each Named Executive Officer also was eligible to earn a Peak Bonus of up to 100% of his annual base salary. Peak performance bonuses were only possible if the Company achieved (i) net sales growth of at least 10% and Adjusted EBITDA of at least breakeven and (ii) either net sales growth of 30% or Adjusted EBITDA of $1,580,000. If these thresholds were met, then the following additional performance targets had to be achieved in order for executives to receive a Peak Bonus award:

•	Adjusted EBITDA of $1,580,000 to $2,500,000, with an award range of nil to 50% of annual base salary; and

•

10% to 30% growth in total capitalization (calculated by comparing the Company’s stockholders’ equity as of December 31, 2010 against our stockholders’ equity as of January 31, 2010), with an award range of nil to 50% of annual base salary.

Achievement of Base and Peak Performance Targets in 2010. The Company’s 2010 financial performance relevant to incentive bonus awards payable to our Named Executive Officers included:

Base Bonus:

•	Growth in Sales Performance Target: net sales growth of 19.5%, resulting in an award of approximately 13% of annual base salary to each Named Executive Officer;

•	Growth in Adjusted EBITDA Performance Target: Adjusted EBITDA of $1,097,000, resulting in an award of approximately 18% of annual base salary to each Named Executive Officer;

•

Growth in Volume Weighted Average of Share Price Performance Target: 12% growth in the volume-weighted average of the Company’s share price, resulting in an award of 50% of annual base salary to each Named Executive Officer.

As a result, Base Bonus awards equal to approximately 81% of annual base salary were made in cash and shares of common stock to each of our Named Executive Officers for achievement of 2010 Base Bonus performance targets. Additionally, each Named Executive Officer received options to purchase shares of the Company’s common stock, equivalent in number to 20% of his respective annual base salary. These awards are reflected in the Summary Compensation Table below.

Peak Bonus: Peak Bonus performance thresholds were not met for 2010, resulting in no Peak Bonus awards to Named Executive Officers for the performance period.

As provided under the 2010 Bonus Plan, incentive bonus amounts earned for 2010 were paid in a combination of cash and shares, initially based on an equal distribution of the two forms of award. As approved by the Compensation Committee, certain of our executives, including our eligible Named Executive Officers, elected to convert some or all of the cash portion of their Base Bonus awards for 2010 into additional shares of the Company’s stock, with an additional conversion premium of 25% for electing to receive shares instead of cash. (For example, for an award of $10,000 and 10,000 shares, a conversion of 50% of the cash bonus to shares would result in a revised award distribution of $5,000 in cash and 16,250 shares. The 16,250 share amount reflects the original 10,000 share amount, the 5,000 converted shares and an additional 25% premium to the converted shares, or 1,250 shares.) These share awards are reflected in the Summary Compensation Table below. All shares of common stock and options awarded under the 2010 Plan are fully vested and the shares are subject to a two-year contractual lock-up.

Under the 2010 Bonus Plan, Mr. Ashour received a total bonus of $248,512 consisting of $58,474 in cash and 72,511 shares of Common Stock, as well as vested options to purchase 57,534 shares. Mr. Ashour’s annual base salary was CHF 300,000 per his employment agreement with the Company, and remained unchanged in 2010. Mr. Ashour’s compensation reflects his role as Chief Executive Officer of the Company and the performance of the Company in fiscal 2010.

Under the 2010 Bonus Plan, Mr. Denton-Thompson received a total bonus of $171,713 consisting of $40,403 in cash and 50,102 shares of Common Stock, as well as vested options to purchase 39,754 shares. Mr. Denton-Thompson’s annual base salary was €150,000 in cash and €50,000 in shares per his employment agreement with the Company, and remained unchanged in 2010. Mr. Denton-Thompson’s compensation reflects his role as Chief Financial Officer of the Company and the performance of the Company in fiscal 2010. Mr. Denton-Thompson has chosen to defer acceptance of the portion of his 2010 salary payable in shares and the portion of his 2010 bonus payable in shares. In addition, In February 2011, the Compensation Committee approved an increase in Mr. Denton-Thompson’s base salary to €225,000 cash and eliminated the share portion in recognition of the scope of his responsibilities and the growth and complexity of the Company in 2010.

Mr. Midland entered into an amendment to his employment agreement with the Company in July 2010 to reflect a reduction in Mr. Midland’s annual base salary from $250,000 to $210,000 in order to more closely align his base salary with salary levels of the Company’s other executives, including those executives who had joined the Company from Bluehill ID. Under the 2010 Bonus Plan, Mr. Midland received a total bonus of $210,380 consisting of 80,272 shares of Common Stock, as well as vested options to purchase 46,000 shares.

Dr. Mueller entered into a new employment agreement with the Company, effective April 1, 2010, under which Dr. Mueller’s annual base salary was reduced from €200,000 to €150,000, in order to more closely align his base salary with salary levels of the executives who had joined the Company from Bluehill ID. In return for this decrease, Dr. Mueller received a one-time breakup fee in the amount of €50,000 and became eligible to participate in the Company’s 2010 Executive Bonus and Incentive Plan at the 100% level. Under the 2010 Bonus Plan, Dr. Mueller received a total bonus of $114,896 consisting of $65,655 in cash, and 43,840 shares of Common Stock, as well as vested options to purchase 40,067 shares In addition, in February 2010, Mr. Mueller was awarded a special performance stock bonus of 60,000 shares for his contribution in managing and successfully completing the business combination with Bluehill ID. 50% of these shares are subject to a 24-month lock-up.

Under the 2010 Bonus Plan, Mr. Tassone received a total bonus of $153,668 consisting of 58,633 shares of Common Stock, as well as vested options to purchase 33,600 shares. Mr. Tassone’s annual base salary was $168,000 per his employment agreement with the Company, and remained unchanged in 2010. In February 2011, the Compensation Committee, in recognition of additional responsibilities assumed by Mr. Tassone and the increased scope and complexity of IP issues, increased Mr. Tassone’s base salary to $200,000.

Mr. Marx, our former CEO and COO, entered into a new employment agreement with the Company effective March 1, 2010. Under his new employment agreement, Mr. Marx’s base salary was reduced from €280,000 to €204,000 in order to more closely align his base salary with salary levels of the executives who had joined the Company from Bluehill ID. In return for this decrease, Mr. Marx received a one-time breakup fee in the amount of €80,000 and became eligible to participate in the Company’s 2010 Executive Bonus and Incentive Plan at the 100% level. MR. Marx resigned in December 2010 and was not eligible for any bonuses under the 2010 Bonus Plan. However, in February 2010, Mr. Marx was awarded a special performance stock bonus of

180,000 shares for his contribution in managing and successfully completing the business combination with Bluehill ID. Mr. Marx declined to accept his share award during 2010 due to anticipated adverse tax consequences. Upon his resignation from the Company, Mr. Marx relinquished his right to this share award. The terms and conditions of Mr. Marx’s termination agreement with the Company are described below in the “Executive Compensation” section under “Employment Agreements; Termination / Change in Control Payments.”

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of the Directors of the Company that the Compensation Discussion and Analysis be included for filing with the SEC in this Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2010, and the Board of Directors has approved such inclusion.

Compensation Committee

Simon Turner, Chairman

Steven Humphreys

Dr. Hans Liebler (served through August 2010)

Daniel Wenzel (served since August 2010)

[2]	The Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that our Company specifically incorporates such report by reference, and such report will not otherwise be deemed to be soliciting material to be filed under such Acts.

SUMMARY OF EXECUTIVE COMPENSATION IN 2010

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers other than the CEO and CFO serving at the end of 2010, and a former executive officer (the “Named Executive Officers”), for their services with us in all capacities during the 2010, 2009 and 2008 fiscal years.

Name and Principal Position	Year	Salary		Bonus (8)		Stock Awards (12)		Option Awards (19)		Non-Equity Incentive Plan Compensation (23)		All Other Compensation		Total
Ayman S. Ashour	2010	$286,538	(1)	—		$190,038	(13)	$95,507		$58,473		$63,382	(25)	$693,938
Chief Executive Officer and Chairman of the Board (36)

Melvin Denton-Thompson	2010	$200,813	(2)	—		$198,260	(14)	$65,992		$40,403		$78,686	(26)	$584,154
Chief Financial Officer (36)

Lawrence W. Midland	2010	$230,000	(3)	—		$210,379	(15)	$76,360		—		$5,273	(27)	$522,012
Executive Vice President and President, Hirsch	2009	$166,667		—				$53,468	(20)	—		$3,444	(28)	$223,579

Dr. Manfred Mueller	2010	$218,525	(4)	$70,850	(9)	$215,096	(16)	$71,491		$65,655		$37,374	(29)	$678,991
Executive Vice President and President, SCM Microsystems (36)	2009	$268,526	(5)	—				$10,919	(21)	—		$40,868	(30)	$320,313
	2008	$241,658						$28,520		$60,552	(24)	$37,311	(31)	$368,041

Joseph Tassone	2010	$167,125		—		$153,668	(17)	$55,776		—		$11,325	(32)	$387,894
Executive Vice President of Technology and Product Management

Felix Marx	2010	$291,054	(6)	$113,360	(10)	—	(18)	—		—		$362,568	(33)	$766,982
Former Executive Vice President, Transponders & Components (36)	2009	$368,534	(7)	—		—		—		—		$22,126	(34)	$390,660
	2008	$363,607		$333,333	(11)	—		$162,866	(22)	—		$47,070	(35)	$906,876

Salary

(1)	Reflects an annual salary of CHF 300,000.
(2)	Reflects an annual salary of €150,000.
(3)	Reflects an annual salary of $250,000 through June 30, 2010 and an annual salary of $210,000 thereafter, as Mr. Midland’s salary was reduced effective July 1, 2010 in order to bring it in line with the Company’s policy of having a higher proportion of total compensation be at risk, based on corporate performance.
(4)	Reflects an annual salary of €200,000 for the first three months of 2010 and an annual salary of €150,000 thereafter, as Dr. Mueller’s salary was reduced effective April 1, 2010 in order to bring it in line with the Company’s policy of having a higher proportion of total compensation be at risk, based on corporate performance.
(5)	Reflects a pro-rated salary amount of €194,000, which includes a voluntary salary reduction of €1,000 per month for the second and third quarters of 2009, or €6,000, based on Dr. Mueller’s annual base salary of €200,000.
(6)	Reflects an annual salary of €280,000 for the first two months of 2010 and an annual salary of €204,000 thereafter, as Mr. Marx’s salary was reduced effective March 1, 2010 in order to bring it in line with the Company’s policy of having a higher proportion of total compensation be at risk, based on corporate performance.
(7)	Reflects a pro-rated salary amount of €266,200, which includes a voluntary salary reduction of €2,300 per month for the second and third quarters of 2009, or €13,800, based on Mr. Marx’s annual base salary of €280,000.

Bonus

(8)	Reflects discretionary bonuses paid out in cash.
(9)	Reflects a one-time bonus of €50,000 paid to Dr. Mueller in exchange for reducing his annual salary base by €50,000 in April 2010.
(10)	Reflects a one-time bonus of €80,000 paid to Mr. Marx in exchange for reducing his annual salary base by €76,000 in April 2010.
(11)	Reflects special performance bonus in recognition of Mr. Marx’s contributions to the Company and his performance in 2008, including his efforts to re-position the Company and to implement its growth strategy.

Stock Awards

(12)	The amounts in this column represent the aggregate grant date fair value of the shares calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock awards are set forth in Note 4 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2010, which is incorporated by reference into this prospectus. Unless otherwise indicated, all stock awards in the table granted in 2010 were granted pursuant to the 2010 Plan and such awards are fully vested and are subject to a two-year contractual lock-up.
(13)	Of these shares, 44,622 (or $116,947) were received as a performance award under the 2010 Plan and 27,889 shares (or $73,092) were received for electing to receive shares instead of 50% of the cash portion of the performance award under the 2010 Plan.
(14)	Of these shares, 30,832 (or $80,806) were received as a performance award under the 2010 Plan and 19,270 shares (or $50,504) were received for electing to receive shares instead of 50% of the cash portion of the performance award under the 2010 Plan. Mr. Denton-Thompson has elected to refer acceptance of the bonus share award, pending further analysis of potential adverse tax consequences. In addition, pursuant to the terms of his employment agreement in 2010, Mr. Denton-Thompson was entitled to receive €50,000 of his annual compensation in the form of shares of the Company’s common stock. During 2010 he deferred acceptance of this share award, pending further analysis of potential adverse tax consequences. The value of the shares he deferred was approximately $66,950, based on the average exchange rate for 2010 of one euro being equal to $1.339.
(15)	Of these shares, 35,676 (or $93,502) were received as a performance award under the 2010 Plan and 44,596 shares (or $116,878) were received for electing to receive shares instead of 100% of the cash portion of the performance award under the 2010 Plan.
(16)	$114,896 of this amount reflects the value of shares received as a performance award under the 2010 as follows (i) 33,402 (or $87,540) were received as a performance award under the 2010 Plan and (ii)10,438 shares (or $27,356) were received for electing to receive shares instead of 25% of the cash portion of the performance award under the 2010 Plan. The remaining $100,200 of this amount reflects the grant date fair value of a special performance bonus of 60,000 shares related to Dr. Mueller’s contributions in managing and successfully completing the business combination with Bluehill ID. 50% of the shares are subject to a 24-month lock-up.
(17)	Of these shares, 26,059 (or $68,297) were received as a performance award under the 2010 Plan and 32,574 shares (or $85,371) were received for electing to receive shares instead of 100% of the cash portion of the performance award under the 2010 Plan.
(18)	In February 2010 Mr. Marx was awarded a special performance bonus of 180,000 shares related to his contributions in managing and successfully completing the business combination with Bluehill ID. The grant date fair value of the award was $300,600. He has declined to accept this share award due to anticipated adverse tax consequences. Upon his resignation from the Company, Mr. Marx relinquished his right to this share award and this amount is therefore not included in the table above.

Option Awards

(19)	The amounts in this column represent the aggregate grant date fair value of options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of stock option awards are set forth in Note 4 to the Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2010, which is incorporated by reference into this prospectus. All options in the table granted in 2010 were granted pursuant to the 2010 Plan.
(20)

Reflects an initial stock option award of 40,000 shares granted on April 30, 2009 under the Company’s 2007 Stock Option Plan, at an exercise price of $2.37, which was the closing price of the Company’s stock on the NASDAQ Capital Market on the date of grant. The option vests 25% after one year and then at 1/48th per month for 36 months, and expires seven years from the date of grant.

(21)

Reflects a stock option award of 8,000 shares granted on April 28, 2009 under the Company’s 2007 Stock Option Plan, at an exercise price of $2.42, which was the closing price of the Company’s stock on the NASDAQ Capital Market on the date of grant. The option vests 1/12th per month over one year and expires seven years from the date of grant.

(22)

Reflects stock option awards granted under the Company’s 2007 Stock Option Plan of (i) 100,000 shares granted on February 26, 2008 and at an exercise price of $3.05, which vests 100% three years from the date of grant and (ii) 19,800 shares granted on April 22, 2008, at an exercise price of $3.12, which vests 1/48th per month from date of grant. The exercise price of the options is the closing price of the Company’s stock on the NASDAQ Capital Market on the date of grant and the options expire seven years from the date of grant.

Non-Equity Incentive Plan Compensation

(23)	The amounts in this column for 2010 represent the cash portion of performance awards made in 2010 under the 2010 Plan.
(24)	Reflects quarterly cash awards totaling €41,032 for the four quarters of 2008 under the Company’s Sales Commission Plan.

All Other Compensation

(25)	Reflects payments totaling CHF 66,359 made to Mr. Ashour or on his behalf in 2010 for social security insurance, pension, apartment rental and car leasing expenses.

(26)	Reflects payments totaling €58,776 made on behalf of Mr. Denton-Thompson in 2010 for social and health insurance and pension, as well as fees paid to the firm through which Mr. Denton-Thompson’s employment agreement is managed.
(27)	Reflects payments made on Mr. Midland’s behalf in 2010 for health insurance.
(28)	Reflects payments made on Mr. Midland’s behalf in 2009 for health insurance.
(29)	Reflects payments of €10,372 and €17,528 made on Dr. Mueller’s behalf in 2010 for pension and employee saving contributions and health and unemployment insurance, and car leasing and insurance expenses, respectively.
(30)	Reflects payments of €10,952 and €18,707 made on Dr. Mueller’s behalf in 2009 for pension and employee saving contributions and health and unemployment insurance, and car leasing and insurance expenses, respectively.
(31)	Reflects payments of €10,431 and €14,824 made on Dr. Mueller’s behalf in 2008 for pension and employee saving contributions and health and unemployment insurance, and car leasing and insurance expenses, respectively.
(32)	Reflects payments made on Mr. Tassone’s behalf in 2010 for health insurance and other benefits.
(33)	Reflects a severance payment of €250,000 (or approximately $338,500) following Mr. Marx’s resignation from the Company in December 2010. Also reflects payments totaling €17,921 (or approximately $20,068) made directly to Mr. Marx and on Mr. Marx’s behalf in 2010 for car leasing and insurance expenses.
(34)	Reflects payments totaling €15,827 made directly to Mr. Marx and on Mr. Marx’s behalf in 2009 for car leasing and insurance expenses.
(35)	Reflects payments of €7,750, and €24,887 made on Mr. Marx’s behalf in 2008 for a rental apartment near the Company’s offices in Germany, as Mr. Marx’s home is in Austria, and car leasing and insurance expenses, respectively.

Exchange Rate

(36)	Other than Mr. Midland and Mr. Tassone, Identive’s executive officers are paid in local currency other than the U.S. dollar. Mr. Ashour is paid in Swiss Francs (CHF) and Messrs. Denton-Thompson, Marx and Mueller are paid in euros (€). Due to fluctuations in exchange rates during the year, amounts in U.S. dollars varied from month to month. Amounts shown in dollars under “Salary” and “All Other Compensation” above were derived using the average exchange rates for the quarter in which such amounts were earned and paid. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made. Average exchange rates for the periods shown in the table above are as follows:

	2008	2009	2010
First Quarter	€0.681 per US dollar	€0.760 per US dollar	€0.706 per US dollar CHF 1.046 per US dollar

Second Quarter	€0.641 per US dollar	€0.752 per US dollar	€0.758 per US dollar CHF 1.087 per US dollar

Third Quarter	€0.649 per US dollar	€0.708 per US dollar	€0.793 per US dollar CHF 1.075 per US dollar

Fourth Quarter	€0.745 per US dollar	€0.677 per US dollar	€0.739 per US dollar CHF 0.986 per US dollar

Grant of Plan-Based Awards in Fiscal 2010

The following table sets forth certain information with respect to the grant of plan-based awards earned or paid in fiscal 2010 to our Named Executive Officers.

Name	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards ($; #)(3)			All Other Stock Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (Per/Share)		Grant Date Fair Value of Stock and Option Awards (8)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Ayman S. Ashour	4/19/2010	Stock Award	—	—	—	$3,690	$147,604	$295,209	—		—		$190,038
Chief Executive Officer and Chairman of the Board	4/19/2010	Stock Options	—	—	—	57,534	57,534	57,534	—		—	(7)	$95,507
	4/19/2010	Cash	$3,690	$147,604	$295,209	—	—	—	—		—		—

Melvin Denton-Thompson	4/19/2010	Stock Award	—	—	—	$2,567	$102,675	$205,350	—		—		$131,310
Chief Financial Officer	4/19/2010	Stock Options	—	—	—	39,754	39,754	39,754	—		—	(7)	$65,992
	4/19/2010	Cash	$2,567	$102,675	$205,350	—	—	—	—		—		—
	12/31/2010	Stock Award	—	—	—	—	—	—	—	(4)	—		$66,950

Lawrence W. Midland	4/19/2010	Stock Award	—	—	—	$2,625	$105,000	$210,000	—		—		$210,379
Executive Vice President and President, Hirsch	4/19/2010	Stock Options	—	—	—	46,000	46,000	46,000	—		—	(7)	$76,360
	4/19/2010	Cash	$2,625	$105,000	$210,000	—	—	—	—		—		—

Dr. Manfred Mueller	4/19/2010	Stock Award	—	—	—	$2,567	$102,675	$205,350	—		—		$114,896
Executive Vice President and President, SCM Microsystems	4/19/2010	Stock Options	—	—	—	43,067	43,067	43,067	—		—	(7)	$71,491
	4/19/2010	Cash	$2,567	$102,675	$205,350	—	—	—	—		—		—
	6/16/2010	Stock Award	—	—	—	—	—	—	60,000	(5)	—		$100,200

Joseph Tassone	4/19/2010	Stock Award	—	—	—	$2,100	$84,000	$168,000	—		—		$153,668
Executive Vice President of Technology and Product Management	4/19/2010	Stock Options	—	—	—	33,600	33,600	33,600	—		—	(7)	$55,776
	4/19/2010	Cash	$2,100	$84,000	$168,000	—	—	—	—		—		—

Felix Marx	4/19/2010	Stock Award	—	—	—	$3,491	$139,638	$279,276	—		—		$110,020
Former Executive Vice President, Transponders & Components	4/19/2010	Stock Options	—	—	—	55,855	55,855	55,855	—		—	(7)	$89,746
	4/19/2010	Cash	$3,491	$139,638	$279,276	—	—	—	—		—		—
	6/16/2010	Stock Award	—	—	—	—	—	—	180,000	(6)	—		$300,600

(1)	Refers to the potential cash award payouts for 2010 under the Company’s 2010 Plan, as further discussed in Compensation Discussion and Analysis,. “Threshold” amounts represent 1.25% of each NEO’s annual base salary; “Target” amounts represent 50% of each NEO’s annual base salary; and “Maximum” amounts represent 100% of each NEO’s annual base salary. Actual cash award amounts paid to our executives for 2010 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	For Messrs. Ashour, Denton-Thompson, Mueller and Marx, amounts shown in dollars are converted from euros or Swiss francs, in which currency these executives are paid, and were derived using an average exchange rate for December 2010. Exchange rates used in this conversion are as follows: $1.369 per euro and $0.98403 per Swiss franc.
(3)	Refers to the potential share and option award payouts for 2010 under the Company’s 2010 Plan, as further discussed in Compensation Discussion and Analysis. For the potential shares awards, “Threshold” amounts represent 1.25% of each NEO’s annual base salary; “Target” amounts represent 50% of each NEO’s annual base salary; and “Maximum” amounts represent 100% of each NEO’s annual base salary. The dollar amounts of such share awards are paid out in stock in the numbers of shares into which the dollar amount converts at the time of payout of the award. Potential option awards are calculated as the number of options equal to the number of dollars representing 20% of each NEO’s annual base salary, in dollars. Actual option award amounts paid to our executives for 2010 are shown in the “Option Awards” column of the Summary Compensation Table.
(4)	Pursuant to the terms of his employment agreement in 2010, Mr. Denton-Thompson was entitled to receive €50,000 of his annual compensation in the form of shares of the Company’s common stock. During 2010 he deferred acceptance of this share award, pending further analysis of potential adverse tax consequences. The value of the shares he deferred was approximately $66,950, based on the average exchange rate for 2010 of one euro being equal to $1.339.
(5)	Reflects a special performance share bonus related to Dr. Mueller’s contributions in managing and successfully completing the business combination with Bluehill ID. 50% of the shares are subject to a 24-month lock-up.
(6)	Reflects a special performance share bonus related to Mr. Marx’s contributions in managing and successfully completing the business combination with Bluehill ID. For tax reasons, Mr. Marx did not accept this share bonus during 2010 and it was forfeited in lieu of severance payments made upon his termination from the Company in December 2010.
(7)	Options awarded under the 2010 Plan have an exercise price that is the closing price of the Company’s Common Stock on the NASDAQ Stock Market on the date of payout, vest immediately, and expire seven years from the date of payout.
(8)	Except for Mr. Marx, who resigned from the Company at the end of 2010 and did not receive any bonus awards, the grant date fair value of the awards shown reflects actual award values as disclosed in the Summary Compensation Table. The grant date fair value of awards shown for Mr. Marx are estimates. Grant date fair values of both the actual and estimated awards for our Named Executive Officers in 2010 were computed in accordance with ACS Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the outstanding equity awards held by our Named Executive Officers as of December 31, 2010.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date
Ayman S. Ashour	—	—	—			—	—
Chief Executive Officer and Chairman of the Board

Melvin Denton-Thompson	—	—	—			—	—
Chief Financial Officer

Lawrence W. Midland	4/30/2009	16,666	23,334	(1)		$2.37	4/30/2016
Executive Vice President and President, Hirsch

Dr. Manfred Mueller	7/17/2001	20,000	0			$8.08	7/17/2011
Executive Vice President and Chief Executive Officer, SCM Microsystems	4/16/2003	3,329	0			$3.31	4/16/2013
	4/16/2003	3,832	0			$3.31	4/16/2013
	9/16/2004	6,000	0			$2.78	9/16/2014
	9/16/2004	5,000	0			$2.78	9/16/2014
	7/27/2005	6,000	0			$3.08	7/27/2015
	2/02/2006	5,000	0			$3.23	2/02/2016
	7/05/2006	2,583	3,617	(2)		$3.03	7/05/2016
	9/28/2006	20,000	0			$3.41	9/28/2016
	2/14/2007	20,000	0			$4.02	2/14/2017
	3/23/2007	0	6,500	(2)		$4.34	3/23/2017
	4/22/2008	13,667	6,833	(3)		$3.12	4/22/2015
	4/28/2009	3,333	4,667	(3)		$2.42	4/28/2016

Joseph Tassone	—	—	—			—	—
Executive Vice President of Technology and Product Management

Felix Marx (5)	10/22/2007	7,916	2,084	(1)		$2.98	3/31/2011
Former Executive Vice President, Transponders & Components	10/22/2007 2/26/2008 4/22/2008	39,583 0 13,200	10,417 100,000 19,800	(1) (4) (2)	$ $ $	2.98 3.12 3.05	3/31/2011 3/31/2011 3/31/2011

(1)	Vests 25% after one year, then 1/48th vests monthly for 36 months.
(2)	Vests 1/48th per month from date of grant.
(3)	Vests 1/12th per month over one year, commencing four years from date of grant.
(4)	Vests 100% three years from date of grant.
(5)	Mr. Marx resigned from the Company effective December 31, 2010 and as a result, all of his vested and unexercised options expired on March 31, 2011.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised options, and no stock awards vested, in fiscal 2010.

Pension Benefits

We do not offer pension benefits and have, therefore, omitted the Pension Benefits table. As described in Compensation Discussion and Analysis, on behalf of our executives in Germany and Switzerland, we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under various European employment laws. These payments are detailed under the “All Other Compensation” column of the Summary Compensation Table. Any use of the term “pension” in the Compensation Discussion and Analysis or the related tables is a reference to the German government-managed pension program.

Employment Agreements; Termination / Change in Control Arrangements

We have entered into employment agreements with each of our Named Executive Officers. Below is a description of the material terms of each agreement, including severance provisions. None of the Named Executive Officers are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. We do not offer our executive officers severance benefits in the case of death, disability or voluntary termination.

Following any termination, each of the agreements described below requires the Named Executive Officer to keep as secret all confidential information related to the Company, including, but not limited to, operational and business secrets.

Employment Agreement with Ayman S. Ashour

On December 1, 2009, Bluehill ID, through its wholly-owned subsidiary Bluehill ID Services AG, entered into an employment agreement with Ayman S. Ashour, under which Mr. Ashour will serve as Bluehill ID’s Chief Executive Officer and President of its board of directors. Mr. Ashour became Executive Chairman of the Board of Identive on January 4, 2010 following the Company’s acquisition of Bluehill ID and the Company assumed his employment agreement with Bluehill ID. Mr. Ashour was appointed Chief Executive Officer and Chairman of the Board on March 1, 2010. Mr. Ashour’s agreement is effective for a three-year term, commencing December 1, 2009, and may be renewed on terms acceptable to both parties for an additional three years. Under the agreement, Mr. Ashour’s annual base salary is CHF 300,000 (approximately $285,000) and he is eligible to participate in the Company’s bonus program for executive officers. Under the agreement, if Mr. Ashour is terminated without cause, he is entitled to receive (i) his base monthly compensation until the earlier to expire of 24 months from the date of termination or the then-current term of the agreement and (ii) bonus payments and benefits until the expiration of the current term.

Employment Agreement with Melvin Denton-Thompson

On April 29, 2008, Bluehill ID, through its wholly-owned subsidiary Bluehill Micro Tech GmbH, entered into an agreement with Missions-Cadres SARL to secure the services of Melvin Denton-Thompson as Bluehill ID’s Chief Operating Officer and Chief Financial Officer. Mr. Denton-Thompson became Identive’s Chief Financial Officer on January 4, 2010, following the Company’s acquisition of Bluehill ID and the Company assumed the agreement through which Bluehill ID secured his services. Mr. Denton-Thompson’s agreement is effective for a three-year term, commencing May 1, 2008, and is renewable at the option of the Company for an additional 36 months. The agreement may be terminated by either party with or without cause upon six months’ notice. Under the agreement, Mr. Denton-Thompson, through Missions-Cadres SARL, is paid an annual base salary of €150,000 and is eligible to receive a guaranteed payment of €50,000 in shares of the Company’s stock. He also is eligible to participate in the Company’s bonus program for executive officers. In February 2011, Mr. Denton-Thompson’s annual base salary was increased to €225,000 (approximately $310,000) and the guaranteed salary payment of shares was eliminated.

Employment Agreement with Lawrence W. Midland

On December 10, 2008, through Hirsch, Lawrence W. Midland entered into an employment agreement effective upon the completion of the merger of the Company and Hirsch on April 30, 2009. Mr. Midland became an Executive Officer of the Company and President of the Hirsch business subsidiary on May 1, 2009. Under the agreement, Mr. Midland is entitled to receive an annual base salary of $250,000 as well as health insurance and other standard benefits, and is eligible to participate in the Company’s bonus program for executive officers. On July 12, 2010, Mr. Midland entered into an amended employment agreement with the Company, under which his annual base salary was reduced to $210,000. The Company may terminate the agreement and Mr. Midland’s employment upon at least three months’ prior written notice. If Mr. Midland’s employment is terminated by the Company without cause, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of the Company, a payment equal to six months of current base salary, or if Mr. Midland terminates employment for good reason, Mr. Midland shall be entitled to receive, in addition to any accrued benefit rights and subject to execution of a standard release of claims in favor of the Company, a payment equal to three months of current base salary.

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through its wholly-owned subsidiary, SCM Microsystems GmbH, the Company entered into an amended employment agreement with Dr. Manfred Mueller, currently an Executive Vice President and CEO of the SCM Microsystems business. Under the agreement, Dr. Mueller is paid an annual base salary of €200,000 and is eligible to participate in the Company’s bonus program for executive officers. Either Dr. Mueller or Identive may terminate the agreement and Dr. Mueller’s employment with the Company upon at least six months’ prior written notice. Additionally, should Dr. Mueller be terminated without having caused the Company to give such notice as a result of severe and avoidable misconduct, he is also entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus of 40% of his then-current annual base salary, payable in a lump sum by SCM Microsystems GmbH.

On February 28, 2010, the Company and SCM Microsystems GmbH into a termination agreement with Dr. Mueller that terminated his previous employment agreements, and under which Dr. Mueller was paid a one-time break-up fee of €50,000. Concurrent with the termination agreement, Identive entered into a new employment agreement with Dr, Mueller, under which he will continue to serve as an Executive Vice President of the Company and Chief Executive Officer of the SCM Microsystems business unit, receive an annual base salary of €150,000, and is eligible to participate in the Company’s bonus program for executive officers. The term of Dr. Mueller’s new employment agreement is 24 months, beginning April 1, 2010, and the agreement is renewable for an additional 24 months at the consent of both parties. Either Dr. Mueller or the Company may terminate the new employment agreement at any time without cause by giving the other party 12 months’ prior written notice. From the time of such notice to the end of the 12-month notice period, Dr. Mueller would continue to receive his then-current fixed salary and any bonus payments. Following any termination, Dr. Mueller is subject to a 12-month non-solicitation provision.

Employment Agreement with John S. Rogers

On January 5, 2009, Bluehill ID AG entered into an employment agreement with John S. Rogers, under which Mr. Rogers will serve as Bluehill ID’s Chief Integration Officer and an Executive Vice President of Bluehill ID. Mr. Rogers became our Executive Vice President for Transition Management and Acquisition Integration on January 19, 2010 following the Company’s acquisition of Bluehill ID and the Company assumed his employment agreement with Bluehill ID. Under the agreement, Mr. Rogers’ annual base salary is CHF 150,000 (approximately $141,762) and he is eligible to receive bonuses on an annual basis, based on corporate earnings performance. A regular bonus would be paid out based on the achievement of corporate growth in earnings before income taxes (“EBIT”) stemming from both organic and acquisitive growth, and will consist of 50% cash and 50% in shares of our Common Stock with a 36-month lock up. Mr. Rogers is also eligible to receive an additional bonus subject to achievement of certain financial goals and share price targets, payable as determined by the CEO and Chairman and our Compensation Committee. On March 16, 2010, the employment agreement was amended to increase Mr. Rogers’ annual salary to CHF 175,000 (approximately $165,389), effective as of April 1, 2010. The Agreement continues for an indefinite term, and may be terminated by either party with six months written notice. Additionally, following any termination, Mr. Rogers is subject to a two-year non-solicitation provision. In February 2011, Mr. Rogers’ annual base salary was increased to CHF 180,000 (approximately $194,000)

Employment Agreement with Joseph Tassone

On February 22, 2010, Identive entered into an employment agreement with Joseph Tassone, who became the Company’s Executive Vice President for Technology and Product Management on January 19, 2010 following the Company’s acquisition of Bluehill ID. Under the agreement, Mr. Tassone is paid an annual base salary of $168,000 and he is eligible to participate in the Company’s bonus program for executive officers. The agreement may be terminated by the Company at any time without cause with six months’ prior written notice, during which notice period Mr. Tassone is entitled to receive his monthly fixed salary and any bonus payments. Additionally, following any termination, Mr. Tassone is subject to a three-year non-solicitation provision. In February 2011, Mr. Tassone’s annual base salary was increased to $200,000.

Termination Agreement with Felix Marx

On March 1, 2010, the Company and SCM Microsystems GmbH entered into a termination agreement with Mr. Marx that terminated his previous employment agreements, and under which Mr. Marx resigned from his position as Chief Executive Officer and was paid a one-time break-up fee of €80,000. Concurrent with the termination agreement, we entered into a new employment agreement with Mr. Marx, under which he became Chief Operating Officer of the Company. The term of Mr. Marx’s employment agreement is 24 months and the agreement is renewable for an additional 24 months at the consent of both parties. Either Mr. Marx or the Company may terminate the new employment agreement at any time without cause by giving the other party 12 months’ prior written notice. From the time of such notice to the end of the 12-month notice period, Mr. Marx would continue to receive his then-current fixed salary and any bonus payments. In August 2010, this employment agreement was amended to provide for a change in title and role for Mr. Marx, to Executive Vice President Transponders & Semiconductors, responsible for directing the growth and management of the Company’s TagStar Systems and ACiG Technology businesses. In addition, Mr. Marx was appointed as CEO of ACiG Technology.

On December 7, 2010, we entered into termination agreement with Felix Marx, who resigned from his positions as a director of the Company, as Executive Vice President, Transponders & Semiconductors, and as CEO of the Company’s ACiG Technology business on December 7, 2010, effective December 31, 2010. In accordance with the terms of his termination agreement, Mr. Marx received a lump sum gross payment of €250,000, in full and final settlement of any and all amounts due to Mr. Marx under the provisions of his Employment Agreement and relating to the previously-approved grant of 180,000 shares of the Company’s common stock under the Company’s 2010 Bonus and Incentive Plan in recognition of Mr. Marx’s efforts in connection with the consummation of the acquisition of Bluehill ID. Such grant previously had been deferred at the request of Mr. Marx. In addition, we entered into a consultancy arrangement with Mr. Marx following for a minimum of four months at a rate of €25,000 per month.

Contractual Arrangements Regarding Termination Payments

The information below describes certain compensation that would have become payable under contractual arrangements assuming a termination of employment occurred on December 31, 2010, based upon the Named Executive Officers’ compensation and service levels as of such date. All unexercised, vested stock options expire ninety days from the date of termination.

If Mr. Ashour had been terminated by the Company for any reason other than for severe and avoidable misconduct, as of December 31, 2010, under his employment agreement, he would have been entitled to receive a 24-month release period payment of CHF 600,000 and other compensation of CHF 110,921 related to benefit expenses, or approximately $674,967, based on the average exchange rate for December 2010 of one dollar being equal to 0.98403 Swiss francs. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Denton-Thompson had been terminated by the Company for any reason other than for severe and avoidable misconduct, as of December 31, 2010, under his employment agreement, he would have been entitled to receive a six-month release payment of €75,000, or approximately $102,675, based on the average exchange rate for December 2010 of one dollar being equal to 0.73046 euros. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Midland had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2010, he would have been entitled to receive a six-month release payment of $105,000 and payment for any accrued benefits. If Mr. Midland had terminated his employment with the Company for good reason as of December 31, 2010, he would have been entitled to receive a three-month release payment of $52,500 and payment for any accrued benefits. In addition, he also would have received any bonus payments to which he was entitled.

If Dr. Mueller had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2010, he would have been entitled to receive a 12-month release period payment of €150,000, or approximately $205,350, and any bonus payments to which he was entitled. Figures in dollars are based on the average exchange rate for December 2010 of one dollar being equal to 0.73046 euros. In addition, he also would have received any bonus payments to which he was entitled.

If Mr. Tassone had been terminated by the Company for any reason other than severe and avoidable misconduct as of December 31, 2010, he would have been entitled to receive a six-month release period payment of $84,000 and any bonus payments to which he was entitled. In addition, he also would have received any bonus payments to which he was entitled.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Humphreys, Liebler, Turner and Wenzel served on the Compensation Committee. Dr. Liebler served as Chairman of the Compensation Committee from June 2009 until his rotation off the committee in August 2010, at which time Mr. Turner joined the Compensation Committee and was named Chairman. Currently, the Compensation Committee consists of Messrs. Humphreys, Turner and Wenzel, and Mr. Turner serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee during 2010 was independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards.

Mr. Humphreys formerly was an executive officer of the Company, serving as our President and Chairman of the Board from July 1996 until December 1996 and as our President and Chief Executive Officer from December 1996 until April 2000.

In January 2010, we completed the acquisition of Bluehill ID, a stock corporation incorporated in Switzerland (the “Acquisition”). Under the terms of the Acquisition, we offered to acquire all the outstanding shares of Bluehill ID in exchange for shares of our Common Stock, so that for each share of Bluehill ID tendered, we issued 0.52 shares of our Common Stock. The Acquisition was unanimously approved by our Board of Directors on September 20, 2009 and approved by our stockholders on December 18, 2009. Prior to the Acquisition, Lincoln Vale European Partners Master Fund, LP (“Lincoln Vale”) was the beneficial owner of approximately 6.1% of our outstanding Common Stock and a holder of approximately 9.8% of the outstanding shares of Bluehill ID. As a result of the Acquisition, Lincoln Vale tendered its shares of Bluehill ID and received an additional 1,616,547 shares of our Common Stock, thereby increasing its beneficial ownership in our Common Stock. The additional shares acquired by Lincoln Vale in the Acquisition had a value of approximately $3,653,396 (based on the closing price of Identive’s Common Stock as reported on the NASDAQ Capital Market on January 4, 2010). Dr. Hans Liebler is a founder and member of the investment committee of Lincoln Vale.

In May 2010, upon recommendation of the Audit Committee, the Company’s Board of Directors approved a loan conversion agreement between Bluehill ID AG (“Bluehill”), a subsidiary of the Company, and Mountain Partners AG (“Mountain Partners”). Mountain Partners, through an affiliate, provided a loan to Bluehill in August 2008, of which approximately €235,000 remained outstanding as of the date of conversion. Under the agreement, Mountain Partners agreed to accept 180,769 shares of common stock as payment in full for the outstanding balance. Mr. Wenzel is a member of the board of directors of Mountain Partners.

In November 2010, the Company completed the private placement of an aggregate of 4,097,626 shares of its common stock at a price per share of $2.525 and warrants to purchase an additional 4,097,626 shares of its common stock at an exercise price of $2.65. Mr. Wenzel invested $160,000 for 63,366 shares and 63,366 warrants, and Lincoln Vale European Partners Master Fund, L.P., a current stockholder of the Company with whom Dr. Hans Liebler, a director of the Company, is affiliated, invested $100,000 for 39,604 shares and 39,604 warrants.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2010 about our Common Stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including our 1997 Stock Plan, Director Plan, 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”), 2007 Stock Option Plan and the Bluehill ID stock option plans assumed in connection with our acquisition of Bluehill ID (the “Bluehill Plans”). Each of the 1997 Stock Plan, Director Plan and Nonstatutory Plan expired and no additional awards will be granted under such plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	1,495,680	$3.6187	4,640,974
Equity compensation plans not approved by security holders (2)	314,508	$3.2925	—
Total	1,810,188	$3.5620	4,640,974

(1)	Equity plans approved by stockholders consist of the 2007 Stock Option Plan, the 1997 Stock Plan, the Director Plan and the Bluehill Plans.
(2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan. Under our 2000 Nonstatutory Stock Option Plan, non-qualified stock options may be granted to officers, employees, and to non-employee consultants. The plan’s administrators set the terms for each option grant made under the plan, including the rate of vesting, allowable exercise dates and the option term of such options granted. In general, the exercise price of a stock option under the 2000 Nonstatutory Stock Option Plan shall be equal to the fair market value of the Company’s Common Stock on the date of grant. The 2000 Nonstatutory Option plan expired in 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Audit Committee of the Board of Directors, among its other duties and responsibilities, reviews and monitors all related party transactions and in November 2008 adopted changes to the Company’s “Related Party Transaction Policies and Procedures” (the “Policy”). Under the Policy, our Board of Directors is required to review and approve the material terms of all “Interested Transactions” involving a related party (including directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members), subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the Company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested Transaction, our Board of Directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in the Company’s annual, quarterly or current filings; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility. At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review.

To ensure the Policy is being followed, the Company requires each of its non-employee directors and each of its executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by the Company’s corporate accounting personnel, which also reviews its sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

Our Related Party Transaction Policy is in writing and has been communicated by management to its employees.

Related Party Transactions

November 2010 Financing. In November 2010, we completed the private placement of an aggregate of 4,097,626 shares of its common stock at a price per share of $2.525 and warrants to purchase an additional 4,097,626 shares of its common stock at an exercise price of $2.65. Certain affiliates of the Company participated in the private placement on the same terms and conditions as the other investors in the private placement. Mr. Ashour, Chairman and Chief Executive Officer of the Company, invested $252,500 for 100,000 shares and 100,000 warrants, Mr. Wenzel, a director of the Company, invested $160,000 for 63,366 shares and 63,366 warrants, and Lincoln Vale European Partners Master Fund, L.P., a current stockholder of the Company with whom Dr. Hans Liebler, a director of the Company, is affiliated, invested $100,000 for 39,604 shares and 39,604 warrants.

Loan Conversion. In May 2010, upon recommendation of the Audit Committee, the Company’s Board of Directors approved a loan conversion agreement between Bluehill ID AG (“Bluehill”), a subsidiary of the Company, and Mountain Partners AG (“Mountain Partners”). Mountain Partners, through an affiliate, provided a loan to Bluehill in August 2008, of which approximately EUR 235,000 remained outstanding as of the date of conversion. Under the agreement, Mountain Partners agreed to accept 180,769 shares of common stock as payment in full for the outstanding balance.

Acquisition of Bluehill ID. In January 2010, we completed the acquisition of Bluehill ID, a stock corporation incorporated in Switzerland (the “Acquisition”). Under the terms of the Acquisition, we offered to acquire all the outstanding shares of Bluehill ID in exchange for shares of our Common Stock, so that for each share of Bluehill ID tendered, we issued 0.52 shares of our Common Stock. The Acquisition was unanimously approved by our Board of Directors on September 20, 2009 and approved by our stockholders on December 18, 2009. The following describes the interests in the Acquisition of certain of current directors and executive officers, and of beneficial owners of 5% or more of our Common Stock prior to the Acquisition.

Prior to the Acquisition, Ayman S. Ashour, our current Chairman of the Board and Chief Executive Officer, was deemed to be the beneficial owner of approximately 5.2% of our outstanding Common Stock. Mr. Ashour’s holdings in the Company prior to the Acquisition consisted of shares held directly by him and shares held by Bluehill ID, of which Mr. Ashour was the Chairman and Chief Executive Officer. Mr. Ashour was deemed to be the beneficial owner of approximately 24.1% of the outstanding shares of Bluehill ID prior to the Acquisition, which included shares held directly by Mr. Ashour and shares and an option held by BH Capital Management AG (“BH Capital”), a company controlled and owned 49% by Mr. Ashour and 41% by Mountain Partners AG. Mr. Daniel S. Wenzel, a member of the board of directors of Mountain Partners AG, became a member of our Board of Directors following the Acquisition. As a result of the Acquisition, Mr. Ashour increased his beneficial ownership of our Common Stock. Based on the closing price of our Common Stock as reported on the NASDAQ Capital Market on January 4, 2010, the date the Acquisition was completed, the approximate value of the shares of our Common Stock received directly by Mr. Ashour (208,000 shares) and the shares and option he was deemed to indirectly beneficially own through BH Capital Management (4,039,343 shares) was $9,598,995.

Prior to the Acquisition, Lincoln Vale European Partners Master Fund, LP (“Lincoln Vale”) was the beneficial owner of approximately 6.1% of our outstanding Common Stock and a holder of approximately 9.8% of the outstanding shares of Bluehill ID. As a result of the Acquisition, Lincoln Vale tendered its shares of Bluehill ID and received an additional 1,616,547 shares of our Common Stock, thereby increasing its beneficial ownership in our Common Stock. The additional shares acquired by Lincoln Vale in the Acquisition had a value of approximately $3,653,396 (based on the closing price of our Common Stock as reported on the NASDAQ Capital Market on January 4, 2010). One of our directors, Dr. Hans Liebler, is a founder and member of the investment committee of Lincoln Vale.

Joseph Tassone, our current Executive Vice President of Technology and Product management, was a shareholder of Bluehill ID prior to the Acquisition. As a result of his tender of Bluehill ID shares in the Acquisition, Mr. Tassone received 43,680 shares of our Common Stock, valued at approximately $98,717 (based on the closing price of our Common Stock as reported on the NASDAQ Capital Market on January 4, 2010). In March 2010 he also received 104,679 shares of our common stock in exchange for 201,306 bearer shares in Bluehill ID, valued at approximately $236,575 (based on the closing price of our Common Stock as reported on the NASDAQ Capital Market on March 23, 2010, the date the converted bearer shares were distributed to Mr. Tassone).

In addition, Melvin Denton-Thompson, Identive’s current Chief Financial Officer, was a shareholder of Bluehill ID prior to the Acquisition. As a result of his tender of Bluehill ID shares in the Acquisition, Mr. Denton-Thompson received 66,596 shares of our Common Stock, valued at approximately $150,507 (based on the closing price of our Common Stock as reported on the NASDAQ Capital Market on January 4, 2010).

Hirsch / Secure Keyboards Settlement Agreement. As previously disclosed, on April 8, 2009, Identive entered into a settlement agreement (the “2009 Settlement Agreement”) with Secure Keyboards, Ltd. (“Secure Keyboards”), Secure Networks, Ltd. (“Secure Networks”), each of the respective general partners of Secure Keyboards and Secure Networks, which included Mr. Midland, currently one of our directors and an Executive Vice President of Identive, and Hirsch Electronics Corporation (the predecessor to Hirsch Electronics LLC, a wholly owned subsidiary of Identive). Mr. Midland holds a 29.93% interest in Secure Keyboards, and a 6.59% interest in Secure Networks. Under the settlement agreement, the parties resolved the disputes that had arisen between them relating to the merger between Hirsch and Identive, and a previous settlement agreement entered into among Hirsch, Secure Keyboards and Secure Networks. The settlement agreement provides that Hirsch make an annual payment to Secure Keyboards and Secure Networks of $986,000 for 2009, and subsequent installment payments to be made in future periods through 2020. Identive has provided a limited guarantee of Hirsch’s payment obligations. Hirsch’s payment obligations under the settlement agreement will continue until December 31, 2020, unless Hirsch earlier elects to satisfy its obligations by making a lump-sum payment to Secure Keyboards. If Hirsch does not elect to earlier repay its obligations to Secure Keyboards, the aggregate amount of payments to be made under the settlement agreement from 2011 through 2020 is approximately $8.6 million.

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

By Order of the Board of Directors of

Identive Group, Inc.

Melvin Denton-Thompson

Secretary

Ismaning, Germany

April 21, 2011

ANNEX A

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IDENTIVE GROUP, INC.

Identive Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is Identive Group, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996, amended and restated on December 20, 1996, amended and restated on March 10, 1997, amended and restated on April 9, 1997, amended and restated on October 10, 1997, amended on November 9, 2009, and amended on June 16, 2010.

SECOND: That the Board of Directors of the Corporation adopted a resolution pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, proposing and declaring advisable an amendment to the Fourth Amended and Restated Certificate of Incorporation and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof. The proposed amendment is as follows:

The first paragraph of Article IV of the Fourth Amended and Restated Certificate of Incorporation, as amended to date, is hereby deleted and the following is substituted in lieu thereof:

“The Corporation is authorized to issue two classes of shares, designated ‘Preferred Stock’ and ‘Common Stock.’ The total number of shares which the Corporation shall have authority to issue is 140,000,000 of which 130,000,000 shares shall be Common Stock at $.001 par value and 10,000,000 shares shall be Preferred Stock at $.001 par value.”

THIRD: That thereafter, at the annual meeting of stockholders of the Corporation duly held on June 6, 2011, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this      day of June, 2011 and affirms the statements contained herein as true under penalty of perjury.

Name:	Ayman S. Ashour
Title:	Chief Executive Officer

A-1

ANNEX B

IDENTIVE GROUP, INC.

2011 INCENTIVE COMPENSATION PLAN

IDENTIVE GROUP, INC.

2011 INCENTIVE COMPENSATION PLAN

IDENTIVE GROUP, INC.

2011 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this 2011 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist Identive Group, Inc., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “2007 Plan” means the Company’s 2007 Stock Option Plan, as amended.

(b) “2010 Plan” means the Company’s 2010 Bonus and Incentive Plan, as amended.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(e) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(f) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(g) “Board” means the Company’s Board of Directors.

(h) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(i) “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(l) “Consultant” means any Person (other than an Employee or a Director, solely with respect to rendering services in such Person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(n) “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means the effective date of the Plan, which shall be April 7, 2011.

(s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w) “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such duties or responsibilities, excluding for this purpose an action which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than a failure which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

(x) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(z) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) hereof.

(aa) “Listing Market” means the NASDAQ Stock Market or any other national securities exchange on which any securities of the Company are listed for trading or, if not so listed, any automated dealer quotation system on which the securities are quoted.

(bb) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(cc) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(dd) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ee) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff) “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(gg) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(hh) “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii) “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the

Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(kk) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(ll) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(mm) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(nn) “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(oo) “Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.

(pp) “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(qq) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(rr) “Shares” means the shares of common stock of the Company, par value $0.001 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(ss) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(tt) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(uu) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 4,000,000, plus any Shares remaining available for delivery under the 2007 Plan and the 2010 Plan on the Stockholder Approval Date. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Awards are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the Plan, subject to Section 4(c)(iv) below.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its stockholders, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; if and to the extent that the use of such Shares would not require approval of the Company’s stockholders under the rules of the Listing Market.

(iv) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 4,000,000 Shares.

(d) Awards Under the 2007 Plan and the 2010 Plan. This Plan will serve as the successor to the 2007 Plan. Awards granted under the 2007 Plan prior to the Stockholder Approval Date shall continue to be governed by the terms of the 2007 Plan; however, no further awards shall be made under the 2007 Plan after the Stockholder Approval Date. For the avoidance of doubt, securities issuable in connection with awards granted under the 2010 Plan after the Stockholder Approval Date shall be issued in accordance with and governed by the terms of the 2011 Plan.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 500,000 Shares or (ii) Restricted Stock, Restricted Stock Units, Performance Shares and/or Other Stock-Based Awards with respect to more than 500,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) $3,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $3,000,000 multiplied by the number of full 12 month periods that are in the Performance Period.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(iv) Non-Discretionary Options for Certain Directors. In addition to any other Options that any Director who is not an Employee may be granted on a discretionary basis under the Plan, each Director who is not an Employee shall be automatically granted without the necessity of action by the Board or the Committee, Options subject to the following terms and conditions:

(A) Initial Grant. On the date that a Director who is not an Employee commences service on the Board, an initial grant of Options that are not intended to be designated as Incentive Stock Options (“Non-Qualified Stock Options”), shall automatically be made to that Director who is not an Employee (the “Initial Grant”). The number of Shares subject to this Initial Grant and other terms governing this Initial Grant shall be as determined by the Board in its sole discretion. If the Board does not establish the number of Shares subject to the Initial Grant for a given newly-elected Director who is not an Employee prior to the date of grant for such Initial Grant, then the number shall be ten thousand (10,000) Shares. If at the time a Director who is also an Employee or does not otherwise qualify as an outside director within the meaning of Section 162(m) of the Code (an “Outside Director”), commences service on the Board, such Director shall be entitled to an Initial Grant at such time as such Director subsequently is no longer an Employee or qualifies as an Outside Director and if such Director remains a Director.

(B) Annual Grant. An annual grant of Non-Qualified Stock Options (the “Annual Grant”) shall automatically be made to each Director who (i) is re-elected to the Board or who otherwise continues as a Director, (ii) qualifies as an Outside Director on the relevant grant date and (iii) has served as a Director for at least six months. The number of Shares subject to this Annual Grant and other terms governing this Annual Grant shall be as determined by the Board in its sole discretion. If the Board does not establish the number of Shares subject to the Annual Grant, then the number shall be five thousand (5,000) Shares. The date and time of grant of an Annual Grant is the date of the annual meeting of the Company’s stockholders and the time shall be immediately upon the adjournment of the annual meeting of the Company’s stockholders.

(C) Vesting. Non-Qualified Stock Options received by the Participant as an Initial Grant or an Annual Grant (collectively the “Director Non-Discretionary Options”) shall vest and become exercisable in twelve (12) equal monthly installments on each monthly anniversary of the grant date, such that the Award is fully vested after one year of Continuous Service on the Board from the grant date.

(D) Termination of Continuous Service as a Director. In the event a Participant’s Continuous Service as a Director terminates for any reason other than death, the Participant may exercise his or her Director Non-Discretionary Options to the extent that the Participant was entitled to exercise such Director Non-Discretionary Options as of the date of termination of the Participant’s Continuous Service as a Director, but only within ninety (90) calendar days following the date of such termination of the Participant’s Continuous Service as a Director (and in no event later than the expiration of the term of such Director Non-Discretionary Options as set forth in the applicable Award Agreement(s)). This period may be adjusted by the Board in its discretion, provided that the affected Participant shall be recused from such decision of the Board. If the Participant’s Continuous Service as a Director terminates due to death, the Participant’s estate, a person who acquired the right to exercise the Director Non-Discretionary Options by bequest or inheritance, or a person designated to exercise the Director Non-Discretionary Options upon the Participant’s death pursuant to Section 10(b) of the Plan, must exercise the Director Non-Discretionary Options to the extent that the Participant was entitled to exercise such Director Non-Discretionary Options as of the date of termination of the Participant’s Continuous Service as a Director, but only within twelve (12) months following the date of such termination of the Participant’s Continuous Service as a Director (and in no event later than the expiration of the term of such Director Non-Discretionary Options as set forth in the applicable Award Agreement(s)). This period may be adjusted by the Board in its discretion. If, after termination of the Participant’s Continuous Service as a Director, the Director Non-Discretionary Options are not exercised within ninety (90) calendar days or twelve months, as applicable, following the date of such termination of the Participant’s Continuous Service as a Director, the Director Non-Discretionary Options shall terminate.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restriction Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Unit, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit Award and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Restricted Stock Unit Award, but in no event later than 12 months before the first date on which any portion of such Restricted Stock Unit Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code).

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, including, without limitation, annual Director fees payable to a Director that has elected to receive some or all of such annual Director fees payable to him or her in the form of Shares; provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Any such determination by the Committee shall be made at the grant date of the applicable Award.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance

Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in compliance with Section 409A of the Code.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with applicable law and all applicable rules of the Listing Market, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, as defined in Section 7(e)(ii) hereof, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may not be made earlier than the first to occur of (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8. Code Section 162(m) Provisions.

(a) Covered Employees. Unless otherwise specified by the Committee, the provisions of this Section 8 shall be applicable to any Performance Award granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee.

(b) Performance Criteria. If a Performance Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of any (i) restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) change in accounting standards required by generally accepted accounting principles; or (iv) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

(c) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification. No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section  162(m) of the Code.

9. Change in Control.

(a) Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee, as constituted immediately before the Change in Control, in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing, in the event of a termination of the Participant’s Continuous Service with the Company (if it is the surviving entity in the Change in Control) or the successor company (other than a termination of the Participant’s Continuous Service for Cause by the Company or the successor company, as applicable, by the Participant without Good Reason, or by reason of the Participant’s death or Disability) within 24 months following such Change in Control, the Participant’s Award(s) shall become immediately vested.

(b) Definition of “Change in Control”. Unless otherwise specified in any employment agreement between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial

Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Agreement, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant. Notwithstanding the foregoing, no adjustments may be made with respect to any Performance Awards subject to Section 8 if and to the extent that such adjustment would cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants (including in a manner adverse to the rights of a Participant under an outstanding Award), except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto. Notwithstanding anything to the contrary, the Committee shall be authorized to amend any outstanding Option and/or Stock Appreciation Right to reduce the exercise price or grant price without the prior approval of the stockholders of the Company. In addition, the Committee shall be authorized to cancel outstanding Options and/or Stock Appreciation Rights replaced with Awards having a lower exercise price without the prior approval of the stockholders of the Company.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company nor any of the Company’s officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(k) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(l) Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to stockholder approval, but may not be exercised or otherwise settled in the event the stockholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

ANNEX C

IDENTIVE GROUP, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

IDENTIVE GROUP, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means, with respect to each Offering Period, eighty-five percent (85%), unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen (15) days prior to the Offering Date thereof.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Compensation Committee of the Board or, if no such Committee exists, then the Board.

(e) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(f) “Company” means the Identive Group, Inc., a Delaware corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) any amounts realized from the exercise of any stock options or incentive awards, (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(j) “Employee” means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five months in any calendar year.

(k) “Entry Date” means the first day of each Exercise Period.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last Trading Day ending on or before each June 30 and December 31.

(n) “Exercise Period” means, for any Offering Period, each period commencing on the Offering Date and on the first Trading Day after each Exercise Date, and terminating on the immediately following Exercise Date.

(o) “Exercise Price” means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 7(b).

(p) “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(c).

(q) “First Offering Date” means July 1, 2011.

(r) “Offering Date” means the first Trading Day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3(b) after the first Trading Day of an Offering Period, the term “Offering Date” shall mean the first Trading Day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant. Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first Trading Day of such Offering Period except that they will have a different grant date (thus, potentially, a different Exercise Price) and, because they expire at the same time as the options granted on the first Trading Day of such Offering Period, a shorter term.

(s) “Offering Period” means, subject to adjustment as provided in Section 4(b) or 4(c), (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on June 30, 2013, and (ii) with respect to each Offering Period thereafter, the period beginning on the July 1 immediately following the end of the previous Offering Period and ending on the June 30 which is 24 months thereafter.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 hereof.

(v) “Plan” means this Identive Group, Inc. 2011 Employee Stock Purchase Plan.

(w) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(x) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(y) “Trading Day” means a day on which the national stock exchanges, including the NASDAQ Stock Market, are open for trading.

3. Eligibility.

(a) First Offering Date. Any individual who is an Employee as of the First Offering Date shall be eligible to become a Participant as of the First Offering Date.

(b) Subsequent Offering Dates. Any individual who is an Employee as of the Offering Date of a given Offering Period shall be eligible to become a Participant as of any Entry Date within that Offering Period under the Plan.

4. Offering Periods.

(a) In General. The Plan shall generally be implemented by a series of Offering Periods. The first Offering Period shall commence on the First Offering Date and end on June 30, 2013, and succeeding Offering Periods shall commence on the July 1 immediately following the end of the previous Offering Period and end on the June 30 which is 24 months thereafter.

(b) Automatic Reset of Offering Period. If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the first Trading Day of the Offering Period in progress, then the Offering Period in progress shall end immediately following the close of trading on such Exercise Date, and a new Offering Period shall begin on the next subsequent January 1 or July 1, as applicable, and shall extend for a 24 month period ending on December 31 or June 30, as applicable. Subsequent Offering Periods shall commence on the January 1 or July 1, as applicable, immediately following the end of the previous Offering Period and shall extend for a 24 month period ending on December 31 or June 30, as applicable.

(c) Changes by Committee.

(i) The Committee shall have the power to make other changes to the duration and/or the frequency of Offering Periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

(ii) The Committee may shorten the duration of any Offering Period then in progress by requiring that it end immediately following the close of trading on any Exercise Date within that Offering Period (after the purchase of Common Stock on that Exercise Date), if such change is announced at least five days prior to the Exercise Date on which the Committee proposes that the Offering Period terminate.

(iii) If the Company determines that the accounting treatment of purchases under the Plan will change or has changed in a manner that is detrimental to the Company’s best interests, then the Committee may, in its discretion, take any or all of the following actions: (i) terminate any Offering Period that is then ongoing as of the next Exercise Date (after the purchase of Common Stock on such Exercise Date); (ii) set a new Exercise Date for any ongoing Offering Period and terminate such Offering Period after the purchase of Common Stock on such Exercise Date; (iii) amend the Plan so that each offering under the Plan will reduce the effect of such detrimental accounting treatment; or (iv) terminate any ongoing Offering Period at any time and refund any contributions to the applicable Participants.

5. Participation.

(a) Entry Dates. Employees meeting the eligibility requirements of Section 3(b) hereof after the First Offering Date may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering.

(b) Special Rule for First Offering Date. All Employees who are eligible as of the First Offering Date may elect to participate in the Plan commencing as of the First Offering Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior the deadline prescribed by the Company for initial enrollment.

6. Plan Contributions.

(a) Contribution by Payroll Deduction. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions. The Committee may, but need not, permit Participants to make after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 20% (or such other percentage as determined by the Committee and announced at least five days prior to the first day of the Exercise Period in which such change is to be made effective) of the Participant’s Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for Participants enrolling in the Plan shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, including the last Exercise Date prior to termination in the case of an Offering Period terminated under Section 4(b) or 4(c) hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period the Participant’s “Entry Date” shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Offering Period as was in effect for the Participant immediately prior to the commencement of the succeeding Offering Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Offering Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Committee receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions may be decreased, including to 0%, at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7. Grant of Option.

(a) Shares of Common Stock Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any Exercise Period shall be 12,500 shares.

(b) Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date.

(c) Fair Market Value. The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which shares are traded on the date as of which such value is being determined, or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

8. Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of shares shall be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

(b) Carryover of Excess Contributions. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall remain in the Participant’s account, and be carried over to the next Exercise Period, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c).

9. Issuance of Shares.

(a) Delivery of Shares. As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account held by a custodian appointed by the Company for the benefit of each Participant (or the Participant’s beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of the Participant’s option or, at the Company’s option, through appropriate book entry procedures.

(b) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

10. Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

(c) Withdrawal of Account Balance Following Exercise Date. A Participant may elect at any time within the first thirty (30) days following any Exercise Period, or at such other time as the Committee may from time to time prescribe, to receive in cash any amounts carried-over in accordance with Section 8(b). An election under this Section 10(c) shall not be treated as a withdrawal from participation in the Plan under Section 13(a).

11. Designation of Beneficiary.

(a) Designation. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

13. Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company. Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Common Stock, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a) and subject to the restriction provided in Section 13(b), below.

(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to this Section 13(b) shall not again be eligible to participate in the Plan prior to the beginning of the following Exercise Period that commences after the date the Former Participant withdrew, and the Former Participant must submit a new enrollment agreement in order to again become a Participant as of that date.

(c) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 11, and the Participant’s option to purchase shares under the Plan will automatically terminate.

14. Common Stock Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 2,000,000 shares, plus an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2012 and ending in 2021 equal to the lesser of (i) 750,000 shares, (ii) two percent of all shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) a lesser amount determined by the Board. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

i. If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

ii. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

iii. In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

iv. In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of Common Stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Administration.

(a) Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

(b) Requirements of Exchange Act. Notwithstanding the provisions of Section 15(a) above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not “disinterested” as that term is used in Rule 16b-3.

16. Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least 20 business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 10(c) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earliest of:

i. the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

ii. such date as is determined by the Board in its discretion; or

iii. the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

19. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

20. Applicable Law. The internal laws of the State of Delaware shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

21. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

22. Effective Date. Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Offering Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board.

IDENTIVE GROUP, INC.

PROXY FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.

Use the Company Number and Account Number shown on your proxy card.

The undersigned stockholder of IDENTIVE GROUP, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2011, and hereby appoints each of Ayman S. Ashour and Melvin Denton-Thompson as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders to be held at the offices of Greenberg Traurig LLP, One International Place, Boston, Massachusetts 02110 on June 6, 2011 at 10:00 a.m. local time, and any adjournment(s) and postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote thereat if then and there personally present, on the matters in the manner set forth on the reverse side:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

[SEE REVERSE SIDE]

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, Proxy Statement and proxy card

are available at www.identive-group.com.

Annual Meeting of Stockholders of

Identive Group, Inc.

June 6, 2011

Please sign, date and mail

your proxy card in the envelope provided

as soon as possible.

The Board of Directors recommends a vote “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1 – Election of Directors

The Board of Directors recommends a vote “FOR” the election of the Nominees listed below.

	For	Withhold

01 – Steven Humphreys	☐	☐

02 – Dr. Hans Liebler	☐	☐

03 – Daniel S. Wenzel	☐	☐

Proposal 2 – To Increase the Authorized Shares of Common Stock

The Board of Directors recommends a vote “FOR” the following proposal:	For	Against	Abstain

To approve an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Common Stock from 110,000,000 to 130,000,000 shares.	☐	☐	☐

Proposal 3 – To Approve the 2011 Incentive Compensation Plan

The Board of Directors recommends a vote “FOR” the following proposal:	For	Against	Abstain

To approve the Company’s 2011 Incentive Compensation Plan	☐	☐	☐

Proposal 4 – To Approve the 2011 Employee Stock Purchase Plan

The Board of Directors recommends a vote “FOR” the following proposal:	For	Against	Abstain

To approve the Company’s 2011 Employee Stock Purchase Plan	☐	☐	☐

Proposal 5 – Ratification of Independent Registered Public Accountants

The Board of Directors recommends a vote “FOR” the following proposal:	For	Against	Abstain

To ratify the appointment of Deloitte & Touche GmbH as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the Annual Meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1, 2, 3, 4 AND 5.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the Annual Meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

SIGNATURE(S)	DATE

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Stockholders of

Identive Group, Inc.

June 6, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

VOTE YOUR PROXY OVER

THE INTERNET OR BY TELEPHONE!

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by choosing either option, you help us reduce postage and proxy tabulation costs.

OPTION 1: VOTE OVER THE INTERNET

1.	Read the accompanying Proxy Statement.
2.	Have your 12-digit control number located on your voting ballot available.
3.	Point your browser to http://www.proxyvote.com.
4.	Follow the instructions to cast your vote.

OPTION 2: VOTE BY TELEPHONE

1.	Read the accompanying Proxy Statement.
2.	Have your 12-digit control number located on your voting ballot available.
3.	Using a touch-tone phone, call the toll-free number shown on the voting ballot.
4.	Follow the recorded instructions.

YOUR VOTE IS IMPORTANT

Using the Internet or telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided.

Please do not return the enclosed paper ballot if you are voting using the Internet or telephone.